Exhibit 10.1

CREDIT AGREEMENT
dated as of
June 30, 2010
by and among
JPMORGAN CHASE BANK, N.A.
and
ORION ENERGY SYSTEMS, INC., as the Borrower
ORION ASSET MANAGEMENT, LLC, as a Loan Guarantor
CLEAN ENERGY SOLUTIONS, LLC, as a Loan Guarantor
GREAT LAKES ENERGY TECHNOLOGIES, LLC, as a Loan Guarantor

TABLE OF CONTENTS

1. Definitions; Rules of Interpretation; Accounting Terms; GAAP	1

1.1 Definitions	1
1.2 Rules of Interpretation	17
1.3 Accounting Terms; GAAP	18
1.4 Loan Parties	18

2. The Credit Facilities; Interest Rates; Fees	19

2.1 Revolving Loans	19
2.2 Borrowing Procedures for Revolving Loans	19
2.3 Unused Fee	19
2.4 Reduction or Termination of Loan Commitment	20
2.5 Interest Rates	20
2.6 Continuation and Conversion Procedure	20
2.7 Payments; Late Fee	21
2.8 Prepayments	22
2.9 Alternate Rate of Interest	22
2.10 Increased Costs	22
2.11 Break Funding Payments	23
2.12 Letters of Credit	24
2.13 Taxes	25
2.14 Use of Proceeds	26

3. Representations and Warranties	26

3.1 Organization; Subsidiaries; Corporate Power	26
3.2 Authorization and Binding Effect	26
3.3 Financial Statements	27
3.4 Litigation	27
3.5 Restricted Payments	27
3.6 Indebtedness; No Default	27
3.7 Ownership of Properties; Liens and Encumbrances	27
3.8 Tax Returns	28
3.9 Margin Stock	28
3.10 Regulated Entities	28
3.11 ERISA Compliance	28
3.12 No Burdensome Restrictions	29
3.13 Intellectual Property	29
3.14 Environmental Matters	29
3.15 Solvency	30
3.16 Accuracy of Information	30

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4. Conditions for Borrowing	30

4.1 On or Before the Effective Date	30
4.2 On or Before Each Subsequent Borrowing Date:	32

5. Affirmative Covenants	33

5.1 Financial Reporting	33
5.2 Books and Records; Inspections	34
5.3 Insurance	34
5.4 Condition of Property	35
5.5 Payment of Taxes	35
5.6 Compliance with Law	35
5.7 Compliance with ERISA	35
5.8 Compliance with Other Loan Documents	35
5.9 Notices	35
5.10 Banking Relationship	36
5.11 Additional Collateral; Further Assurances	36

6. Negative Covenants	37

6.1 Restricted Payments	37
6.2 Indebtedness	37
6.3 Contingent Obligations	37
6.4 Operating Leases	38
6.5 Liens	38
6.6 Mergers	38
6.7 Acquisitions, Advances and Investments	38
6.8 Lines of Business; Fiscal Year	39
6.9 Disposition of Assets	39
6.10 Subsidiaries	39
6.11 Total Liabilities to Tangible Net Worth Ratio	39
6.12 Unencumbered Liquidity; Debt Service Coverage Ratio	39
6.13 Transactions with Affiliates	39
6.14 Government Regulation	40
6.15 Rate Management Transactions	40

7. Event of Default; Remedies	40

7.1 Events of Default	40
7.2 Remedies	42

8. Guaranty	42

8.1 Guaranty	42
8.2 Guaranty of Payment	42
8.3 No Discharge or Diminishment of Loan Guaranty	43
8.4 Defenses Waived	43
8.5 Rights of Subrogation	44
8.6 Reinstatement; Stay of Acceleration	44
8.7 Information	44

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8.8 Termination	44
8.9 Maximum Liability	45
8.10 Contribution	45
8.11 Liability Cumulative	46

9. Miscellaneous	46

9.1 Survival of Representations and Warranties	46
9.2 Indemnification	46
9.3 Expenses	46
9.4 Notices	47
9.5 Setoff	48
9.6 Participations	48
9.7 Titles	48
9.8 Severability	48
9.9 Parties Bound; Waiver	49
9.10 Governing Law	49
9.11 Submission to Jurisdiction; Service of Process	49
9.12 Waiver of Jury Trial	50
9.13 Limitation of Liability	50
9.14 Counterparts	50
9.15 Entire Agreement	50
9.16 Confidentiality	51
9.17 USA PATRIOT Act Notification	51
9.18 Disclosure	51

EXHIBITS:

Exhibit A: Form of Revolving Note
Exhibit B: Financial Covenant Compliance Certificate
Exhibit C: Form of Borrowing Base Certificate

SCHEDULES:

Schedule 1: Permitted Liens
Schedule 3.1: Subsidiaries
Schedule 3.4: Litigation
Schedule 3.5: Restricted Payments
Schedule 3.14: Environmental Matters
Schedule 6.2: Indebtedness
Schedule 6.3: Contingent Obligations
Schedule 6.7: Investments

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT, dated as of June 30, 2010 (as amended, restated, or otherwise modified from time to time, this “Agreement”), is by and among JPMORGAN CHASE BANK, N.A., a national banking association (the “Bank”), ORION ENERGY SYSTEMS, INC., a Wisconsin corporation (the “Borrower”), ORION ASSET MANAGEMENT, LLC, a Wisconsin limited liability company (“OAM”), CLEAN ENERGY SOLUTIONS, LLC, a Wisconsin limited liability company (“CES”), and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“GLET” and together with the Borrower, OAM and CES, each individually, a “Loan Party” and collectively, the “Loan Parties”).
Each of the Loan Parties and the Bank agree as follows:
1. Definitions; Rules of Interpretation; Accounting Terms; GAAP.
1.1 Definitions. As used in this Agreement, the following terms have the following meanings:
“Adjusted LIBOR Rate” means, with respect to any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Affiliate” means, as to any Person, any other Person, directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person (a) owns 10% or more of any class of voting Equity Interests of the controlled Person or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether by ownership of Equity Interests, by contract or otherwise.
“Applicable Margin” means, for any day, with respect to any DBLR Loan, LIBOR Rate Loan or the unused fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “DBLR Spread”, “LIBOR Rate Spread” or “Unused Fee”, as the case may be, based upon the Debt Service Coverage Ratio as of the end of the most recent fiscal quarter for which the Borrower’s consolidated financial statements have been delivered to the Bank pursuant to section 5.1; provided that until the delivery to the Bank, pursuant to section 5.1(c), of the Financial Covenant Compliance Certificate for the fiscal quarter ending June 30, 2010, the “Applicable Margin” shall be the applicable rate per annum set forth below in Level 3:

		LIBOR Rate
Debt Service Coverage Ratio	DBLR Spread	Spread	Unused Fee
Level 1 Greater than or equal to 1.50:1.00	2.00%	2.00%	0.250%
Level 2 Greater than or equal to 1.20:1.00 but less than 1.50:1.00	2.50%	2.50%	0.375%
Level 3 Less than 1.20:1.00	3.00%	3.00%	0.500%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower based upon the Financial Covenant Compliance Certificate delivered pursuant to section 5.1(c) for such fiscal quarter and (b) each change in the Applicable Margin resulting from a change in the Debt Service Coverage Ratio shall be effective five (5) Business Days after the date of delivery to the Bank of the final Financial Covenant Compliance Certificate for any fiscal quarter and ending on the date immediately preceding the effective date of the next such change; provided that the Debt Service Coverage Ratio shall be deemed to be in Level 3 upon notice by the Bank to the Borrower if the Borrower fails to deliver the Financial Covenant Compliance Certificate required to be delivered by it pursuant to section 5.1(c), during the period from the expiration of the time for delivery thereof until five (5) Business Days after such Financial Covenant Compliance Certificate is delivered.
“Available Amount” of any Letter of Credit at any time means the maximum amount available to be drawn at such time under such Letter of Credit (assuming compliance with all conditions to drawing specified therein).
“Bank” means JPMorgan Chase Bank, N.A., a national banking association.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowing Base Availability” means, at any time, the sum of (a) 75% of the outstanding principal balance of Eligible Accounts at such time, plus (b) 45% of Eligible Inventory, valued, in the case of Eligible Inventory, at the lower of cost or market at such time.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C attached hereto.
“Borrowing Base Period” means each period of one day or two or more consecutive days after the Effective Date upon which the outstanding principal balance of Revolving Loans exceeds $5,000,000.
“Borrowing Date” means each date on which a Revolving Loan is made by the Bank to the Borrower or on which a Letter of Credit is issued or amended.
“Business” has the meaning assigned to such term in section 3.14(b).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Milwaukee, Wisconsin and New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan or a DBLR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capitalized Lease” means, as to any Person, any lease, the obligations under which have been, or are required to be, recorded as a capital lease liability on the consolidated balance sheet of that Person and its Consolidated Subsidiaries under GAAP in effect as of the date of this Agreement.
“Capitalized Lease Obligations” means, as to any Person, at any date, the obligations of such Person or any of its Consolidated Subsidiaries under Capitalized Leases.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Neal Verfuerth, and his spouse and children (or trusts created for their benefit), of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Neal Verfuerth, and his spouse and children (or trusts created for their benefit); (d) except as expressly permitted under the terms of this Agreement, the Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person, or any Person consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Equity Interests of the Borrower is reclassified or changed into or exchanged for cash, securities or other property; or (e) except as otherwise expressly permitted pursuant to section 6.7, the Borrower shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Equity Interests of each of the Loan Parties and each of the Borrower’s other Subsidiaries or shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of the Loan Parties and each of the Borrower’s other Subsidiaries.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Closing Date” means June 30, 2010.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Documents” means the documents described in section 4.1(b), and any other document, instrument or agreement furnished by a Person to the Bank which provides collateral, guarantees payment of, or grants a Lien upon property as security, for the Obligations to the Bank.
“Consolidated Subsidiaries” means, as to any Person, Subsidiaries whose financial statements are consolidated with those of such Person in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any letter of credit, banker’s acceptance, bank guaranty, surety bond and other similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Rate Management Transaction.
The amount of any Contingent Obligation shall (x) in the case of Guaranty Obligations, be deemed equal to the lesser of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof and (ii) the stated amount of the guaranty, (y) in the case of Rate Management Transactions, equal the Termination Value in the case of Rate Management Transactions under which a “termination event” or “event of default” has occurred and, in all other cases, shall equal $0 and (z) in the case of other Contingent Obligations, be deemed equal to the maximum reasonably anticipated liability of the Person in respect thereof.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Daily Borrowing LIBOR Rate” means, on any date of determination, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the first Business Day of the month of such date of determination for Dollar deposits with a maturity equal to one (1) month, multiplied by (b) the Statutory Reserve Rate applicable to Dollar deposits in the London interbank market with a maturity equal to one month.
“DBLR Loan” means any Loan under this Agreement when and to the extent that its interest rate is determined by reference to the Daily Borrowing LIBOR Rate.

“Debt Service Coverage Ratio” means, as to any Person, the relationship expressed as a numeric ratio, between:
(a) (i) EBITDA, minus (ii) income taxes paid in cash, minus (iii) 50% of depreciation expense, to
(b) the sum of (i) interest expense paid in cash in respect of Indebtedness for borrowed money, and (ii) scheduled principal payments made with respect to Indebtedness for borrowed money;
all as determined, without duplication, for such Person and its Consolidated Subsidiaries for the 12 month period ending as of the end of the applicable fiscal quarter.
“Debt Service Period” means the period commencing on the date on which a Debt Service Triggering Event occurs and ending on the Revolving Note Maturity Date.
“Debt Service Triggering Event” means the attainment of a Debt Service Coverage Ratio as of the end of any fiscal quarter greater than 1.50:1.00.
“Default” means any act, event, condition or omission which, with the giving of notice or lapse of time, would constitute an Event of Default if uncured or unremedied.
“Default Rate” has the meaning assigned to such term in section 2.5(b).
“Dollar” or “$” means lawful currency of the United States of America.
“EBITDA” means, as to any Person and for any period as to which such amount is being determined, the amount equal to (a) Net Income plus (b) to the extent deducted in determining Net Income, (i) interest expense, (ii) amounts paid or provided for in respect of income tax liability or taxes in lieu of income taxes, (iii) depreciation and amortization expense, (iv) all non-cash charges, minus (c) all non-cash income and revenue, all as determined, without duplication, for such Person and its Consolidated Subsidiaries for such period. For the purposes of calculating EBITDA for any period, if during such period the applicable Person or any of its Subsidiaries shall have made an Acquisition or a Disposition (in each case as defined below), EBITDA for such period shall be calculated after giving pro forma effect thereto on the date such Acquisition or Disposition occurred. For purposes hereof, “Acquisition” means any transaction or series of related transactions resulting in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Borrower or any of its Subsidiaries). For purposes hereof, “Disposition” means any transaction or series of related transactions resulting in the disposition by the Borrower or any of its Subsidiaries of (a) all or substantially all of the assets of the Borrower or any of its Subsidiaries, or of any business or division of the Borrower or any of its Subsidiaries, or (b) all of the Equity Interests of a Subsidiary owned by the Borrower and/or its Subsidiaries to a Person that is not a Subsidiary.
“Effective Date” means the date on which all of the conditions set forth in section 4.1 are satisfied.

“Eligible Accounts” means, at any time, each account (as defined in the UCC) of the Loan Parties that meets, and so long as it continues to meet, the following requirements:
(a) it is genuine and in all material respects what it purports to be;
(b) it is owned by the applicable Loan Party, the applicable Loan Party has the right to subject it to a Lien in favor of the Bank or assign it to the Bank and it is subject to a first priority perfected Lien in favor of the Bank and to no other Lien whatsoever, other than Permitted Liens which are subordinated to the Lien in favor of the Bank;
(c) it arises from (i) the performance of services by the applicable Loan Party in the ordinary course of its business, and such services have been fully performed; or (ii) the sale or lease of inventory by the applicable Loan Party in the ordinary course of its business, and (x) such inventory has been completed in accordance in all material respects, with the account debtor’s specifications (if any) and delivered to the account debtor and (y) such account debtor has not refused to accept, returned or offered to return, any of the goods which are the subject of such account;
(d) it is evidenced by an invoice which requires payment within 60 days of the invoice date and is not unpaid more than 60 days past the stated due date; provided that if an invoice does not require payment within 60 days of the invoice date and the Bank has made a good faith determination based on its Permitted Discretion that such an account may be eligible, such invoice is not unpaid more than 120 days past the invoice date;
(e) it is a valid, legally enforceable and unconditional obligation of the account debtor thereunder (subject to the effect of bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity), and it shall not be an Eligible Account to the extent of any setoff, counterclaim, credit, allowance or adjustment by such account debtor, or to the extent it is subject to any claim by such account debtor denying liability thereunder in whole or in part;
(f) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;
(g) the account debtor thereunder is not a director, officer, employee or agent of the Borrower, any of the Loan Parties, or a Subsidiary or Affiliate of any Loan Party;
(h) it is not an account with respect to which the account debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such account to Bank pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;
(i) it is not an account with respect to which the account debtor is located in a state which requires the applicable Loan Party, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state; or (ii) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) the applicable Loan Party has taken one of the actions described in clauses (i) or (ii); (y) the failure to take one of the actions described in either clause (i) or (ii) may be cured in all material respects by the applicable Loan Party; or (z) the Borrower has reasonably determined that the applicable Loan Party is exempt from any such requirements under any such state’s laws and has provided the Bank written evidence, setting forth in reasonable detail, the basis for such determination;

(j) the account debtor is located within the United States of America or, if the account debtor is located outside of the United States, the applicable account is secured by a letter of credit or guaranty issued by an entity acceptable to Bank and in form and substance acceptable to Bank or is covered by credit insurance from an insurer acceptable to Bank under a credit insurance policy in form and substance satisfactory to Bank;
(k) it is not an account with respect to which the account debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;
(l) it is not an account (i) with respect to which any representation or warranty contained in this Agreement is untrue in any material respect when made; or (ii) which violates any of the covenants of the Borrower contained in this Agreement in any material respect;
(m) it is not an account which, when added to a particular account debtor’s other indebtedness to the Loan Parties, exceeds 25% of all accounts of the Loan Parties (except that accounts excluded from Eligible Accounts solely by reason of this clause (m) shall be Eligible Accounts to the extent of such credit limit); and
(n) it is not an account with respect to which the Bank has provided the Borrower notice that the Bank has determined in its Permitted Discretion that prospect of payment or performance by the account debtor is or will be materially impaired.
“Eligible Inventory” means, at any time, the inventory of the Loan Parties that meets, and so long as it continues to meet, the following requirements:
(a) it is owned by the applicable Loan Party, the applicable Loan Party has the right to subject it to a Lien in favor of Bank and it is subject to a first priority perfected Lien in favor of Bank and to no other Lien whatsoever, other than Permitted Liens which are subordinated to the Lien in favor of the Bank;
(b) if it is located at a location leased by the applicable Loan Party, the lessor thereof has delivered to the Bank a landlord agreement in form and substance satisfactory to the Bank and is not in transit;
(c) if held for sale or lease or furnishing under contracts of service, it is (except as the Bank may otherwise consent in writing) new and unused or otherwise merchantable and saleable through normal trade channels and free from defects which could reasonably be expected to affect its market value;
(d) if it is stored with a bailee, consignee, warehouseman, processor or similar party, such bailee, consignee, warehouseman, processor or similar party has issued and delivered to the Bank, a warehousemen’s letter in form and substance satisfactory to the Bank;
(e) the Bank has determined in its Permitted Discretion and in accordance with Bank’s customary business practices, that it is not unacceptable due to age, type, category or quantity;
(f) it does not consist of work-in-process inventory; and

(g) it is not inventory (i) with respect to which any of the representations and warranties contained in this Agreement are untrue in any material respect when made; (ii) which violates any of the covenants of the Borrower contained in this Agreement in any material respect or (iii) which does not conform to all standards imposed by any Governmental Authority in any material respect.
“Environmental Laws” means all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Commission and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.
“Equity Interest” means, as to any Person, any share, capital stock, limited liability company membership interest, partnership interest or other interest representing equity in, or ownership of, such Person.
“ERISA” means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any of the Loan Parties within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any of the Loan Parties or any ERISA Affiliate from a Pension Plan subject to section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under section 4062(e) of ERISA; (c) a complete or partial withdrawal by any of the Loan Parties or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which is reasonably expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under section 4007 of ERISA, upon any of the Loan Parties or any ERISA Affiliate.
“Event of Default” means the occurrence of any of the events described in section 7.1.

“Excluded Assets” means all throughput agreements, virtual power plant agreements, power purchase agreements, leases, supply agreements and/or similar agreements relating to solar photovoltaic and/or wind turbine systems or facilities, all receivables, chattel paper, payments, revenues, rights, rebates, intangibles, credits, benefits and financial assets originated, acquired or serviced in connection therewith (including solar renewable energy credit (or similar) revenues), all guarantees and insurance coverage in connection therewith, all right, title and interest in, to and under related agreements, instruments and documents, all assets related to the foregoing, all proceeds and products of the foregoing, all books and records related to the foregoing and all supporting obligations in respect of any of the foregoing, whether now existing or hereafter created or acquired and wherever located.
“Excluded Taxes” means, with respect to the Bank or any other recipient of any payment to be made by or on account of any obligation of any of the Loan Parties under the Loan Documents, (a) taxes imposed on (or measured by) its net income (however denominated), and franchise taxes imposed on it (in lieu of income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Bank, in which its applicable lending office is located or (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.
“Finance Receivables” means any receivables or other financial assets, whether evidenced by or arising under notes, leases, contracts or otherwise, originated by or payable to the Borrower or any of its Subsidiaries, including all related collateral and assets.
“Financial Covenant Compliance Certificate” means a certificate substantially in the form of Exhibit B attached hereto.
“GAAP” means generally accepted accounting principles in effect in the United States from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any court or similar judicial authority thereof, any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.
“Guaranteed Obligations” has the meaning specified in section 8.1.
“Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, containments or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations in respect of the deferred purchase price of property or services (excluding (i) trade and similar accounts payable and accrued expenses, in each case incurred in the ordinary course of business and (ii) employee benefit and compensation obligations arising in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Person, whether or not the Indebtedness secured thereby has been assumed and (f) all Capitalized Lease Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (1) any customary earnout or holdback in connection with an acquisition not prohibited by this Agreement, (2) any obligations in respect of customer advances held in the ordinary course of business or (3) performance bonds or performance guarantees (or reimbursement obligations in respect of bank guarantees or letters of credit in lieu thereof) entered into in the ordinary course of business. If any Indebtedness is limited to recourse against a particular asset or assets of a Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets, as determined by the Borrower in good faith, at the date for determination of the amount of such Indebtedness. For all purposes of this Agreement, the amount of Indebtedness of the Borrower and its Subsidiaries hereunder shall be calculated without duplication of guaranty obligations of the Company or any Subsidiary in respect thereof.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Intercreditor Agreements” means, collectively, (a) that certain Intercreditor Agreement dated on or about June 30, 2010, by and among the Bank, the Loan Parties and Hometown Bank, (b) that certain Intercreditor Agreement dated on or about June 30, 2010, by and among the Bank, the Loan Parties and Wisconsin Department of Commerce and (c) that certain Intercreditor Agreement dated on or about June 30, 2010 by and among the Bank, the Loan Parties and City of Manitowoc.
“Interest Period” means with respect to any LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan and ending on the numerically corresponding day in the calendar month that is one or three months (or, with the Bank’s consent, six, nine or twelve months) thereafter, as selected by the Borrower pursuant to sections 2.2 and 2.6 of this Agreement; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (c) no Interest Period for any Revolving Loan shall extend beyond the scheduled Revolving Note Maturity Date.
“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
“L/C Obligations” means at any time the sum of (a) the aggregate Available Amount of all Letters of Credit then outstanding, plus (b) the aggregate amount of unpaid Reimbursement Obligations. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $2,000,000. The L/C Sublimit is part of, and not in addition to, the Revolving Loan Commitment.
“Letter of Credit” means each standby or trade letter of credit issued by the Bank pursuant to section 2.12 hereof.
“LIBOR Rate” means, with respect to any Interest Period, the interest rate determined by the Bank by reference to the Page, to be the rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the Interest Period for Dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place Dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.
“LIBOR Rate Loan” means any Loan under this Agreement when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security purposes, encumbrance, lien (statutory or otherwise) or similar charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing (excluding any lease that is not a Capitalized Lease) or any validly-filed financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute), except a filing for precautionary purposes made with respect to a transaction not constituting any of the foregoing.
“Loan” means, individually, any Revolving Loan or any unpaid Reimbursement Obligation and “Loans” means, collectively, all Revolving Loans and all unpaid Reimbursement Obligations.
“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Collateral Documents, the Intercreditor Agreements and all other agreements, documents and instruments executed in connection with this Agreement and the transactions contemplated hereby, all as amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan Guarantor” means each Loan Party other than the Borrower and any other Person that executes a joinder to this Agreement for the purpose of guaranteeing the Guaranteed Obligations.
“Loan Guaranty” means the guaranty set forth in section 8, together with any other guaranty of the Obligations delivered by any Person after the Closing Date.
“Loan Parties Representative” has the meaning assigned to such term in section 1.4.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any of the Loan Parties of any Loan Document; provided that events, circumstances, changes, effects or conditions disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the Securities and Exchange Commission prior to the date of this Agreement shall not constitute a “Material Adverse Effect”.
“Multiemployer Plan” means a “multiemployer plan”, within the meaning of section 4001(a)(3) of ERISA, to which any of the Loan Parties or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
“Net Income” means, as to any Person and for any period as to which such amount is being determined, the excess of:
(a) all revenues and income derived from operations in the ordinary course of business (excluding extraordinary gains and profits upon the disposition of investments and fixed assets), over
(b) all expenses and other proper charges against income (including payment or provision for all applicable income and other taxes, but excluding extraordinary losses and losses upon the disposition of investments and fixed assets), all as determined for such Person and its Consolidated Subsidiaries.
“Note” means the Revolving Note.
“Obligations” means all obligations, contingent or otherwise, whether now existing or hereafter arising, of any of the Loan Parties from time to time owed to the Bank or an Affiliate of the Bank under the Loan Documents, whether for principal, interest, Reimbursement Obligations, the Guaranteed Obligations, any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of the Borrower to the Bank or an Affiliate of the Bank arising under or in connection with Related Rate Management Transactions, obligations related to banking services provided by the Bank to any of the Loan Parties, fees, expenses, indemnification or otherwise.
“Operating Lease Obligations” means, as to any Person at any date, the obligations of such Person and its Consolidated Subsidiaries under leases of real or personal property (including taxes, insurance, maintenance and similar expenses which such Person or Subsidiary is required to pay under any such lease) other than Capitalized Lease Obligations.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents.

“Page” means such page of the Service or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market.
“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
“Pension Plan” means a pension plan (as defined in section 3(2) of ERISA) subject to Title IV of ERISA which any of the Loan Parties sponsor, maintain, or to which such Loan Party makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.
“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.
“Permitted Financing” means any financing secured by Excluded Assets, including, without limitation, any project financing relating to Excluded Assets and any financial asset financing program or facility providing for the sale, conveyance, pledge or other transfer of Finance Receivables by the Borrower and/or any of its Subsidiaries to a trust or to one or more limited purpose finance companies, special purpose entities or financial institutions or other third party investors or financiers, either directly or through one or more Subsidiaries.
“Permitted Liens” means (a) Liens listed on Schedule 1 attached hereto, including extensions, renewals and substitutions thereof to the extent that the obligations secured thereby are not increased; (b) Liens for taxes, fees, assessments or governmental charges not delinquent or being contested in good faith by any of the Loan Parties or any Subsidiary for which adequate reserves are established and maintained; (c) statutory Lien claims not delinquent or being contested in good faith by any of the Loan Parties or any Subsidiary for which adequate reserves are established and maintained, including construction, mechanic’s, warehousemen, carriers’, landlords’, repairmen’s or other similar Liens; (d) purchase money Liens (including Liens securing Capitalized Lease Obligations) on any property acquired by any of the Loan Parties and created or incurred simultaneously with or within 90 days after the acquisition of such property, if such Lien is limited to the property so acquired, the proceeds thereof and other purchase money or Capitalized Lease financings provided by the same lender and its affiliates and the aggregate Indebtedness secured by all such Liens does not exceed $2,000,000 at any time outstanding for all of the Loan Parties; (e) Liens or deposits in connection with worker’s compensation or other insurance or social security legislation or to secure the performance of bids, trade contracts (other than for borrowed money), leases, public or statutory obligations, performance, surety or appeal bonds, reimbursement obligations in respect of letters of credit or other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the Bank or any Affiliate of the Bank; (g) easements, rights-of-way, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership or use of the applicable property by any of the Loan Parties; (h) Liens consisting of judgment or judicial attachment liens which do not constitute an Event of Default under section 7.1(f); (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (j) any Liens on Excluded Assets or otherwise securing a Permitted Financing; and (k) other Liens securing obligations of the Loan Parties not to exceed $100,000 in the aggregate at any one time outstanding. Any Lien permitted above on any property may extend to the proceeds of such property.

“Person” means any natural person, corporation, limited liability company, joint venture, limited liability partnership, partnership, association, trust or other entity or any Governmental Authority.
“Plan” means an employee benefit plan (as defined in section 3(3) of ERISA) which any of the Loan Parties sponsor or maintain or to which any of the Loan Parties makes, is making, or is obligated to make contributions and includes any Pension Plan.
“Prime Rate” means the rate of interest per annum announced or determined from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.
“Prime Rate Loan” means any Loan under this Agreement when and to the extent that its interest rate is determined by reference to the Prime Rate.
“Properties” has the meaning assigned to such term in section 3.14(a).
“Rate Management Transaction” means (a) any transaction (including an agreement with respect thereto) which is a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (b) any type of transaction that is similar to any transaction referred to in clause (a) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Bank for a drawing under a Letter of Credit.
“Related Rate Management Transaction” means a Rate Management Transaction between any of the Loan Parties and the Bank or an Affiliate of the Bank.

“Reportable Event” means any of the events set forth in section 4043(c) of ERISA or the regulations thereunder (other than an event set forth in section 4043(c)(ii)), other than any such event for which the 30 day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation of a Governmental Authority applicable to or binding upon the Person or any of its property or any ruling, order, judgment or determination of an arbitrator or a Governmental Authority to which the Person or any of its property is subject.
“Restricted Payments” means dividends or other distributions by any of the Loan Parties based upon the Equity Interests of such Loan Party (except dividends or other distributions payable to any of the Loan Parties and dividends or other distributions payable solely in Equity Interests, or options or rights to acquire Equity Interests, of any of the Loan Parties or dividends or other distributions of Excluded Assets to effectuate a Permitted Financing) and purchases, redemptions and other acquisitions, direct or indirect, by any of the Loan Parties, of Equity Interests of such Loan Party.
“Revolving Loan” means an extension of credit to the Borrower by the Bank pursuant to section 2.1.
“Revolving Loan Commitment” means the aggregate principal amount of Revolving Loans which the Bank has committed to make to the Borrower hereunder, subject to reduction pursuant to section 2.4. For the period from the Closing Date to the Effective Date, the Revolving Loan Commitment is $0. For the period from the Effective Date until the Revolving Note Maturity Date, the Revolving Loan Commitment is $15,000,000.
“Revolving Note” means the promissory note of the Borrower in substantially the form of Exhibit A.
“Revolving Note Maturity Date” means June 30, 2012, or such earlier date on which the Revolving Note may become due and payable pursuant to section 7.2 of this Agreement.
“Service” means Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service, together with any successor or substitute thereto.
“Solvent” means, with respect to any Person, that as of the date of determination both:
(a) (i) the then fair saleable value of the property of such Person is [a] greater than the Total Liabilities (including Contingent Obligations) of such Person and [b] not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
(b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Debt” means, as to any Person, Indebtedness of such Person, the payment of which is subordinated, in a manner satisfactory to the Bank, to the prior payment of all Indebtedness of such Person owed to the Bank or any Affiliate of the Bank.
“Subsidiary” of a Person means any other Person, as of a particular date, which it directly, or indirectly through one or more of its Subsidiaries, owns greater than 50% of the outstanding Equity Interests of such other Person; provided that the foregoing definition shall not include any special purpose financing entity which is wholly-owned, directly or indirectly, by any one or more of the Loan Parties, and which is formed for the sole and exclusive purpose of (a) purchasing or otherwise acquiring receivables from one or more of the Loan Parties or their respective Affiliates, (b) financing such purchases (including through one or more securitizations), and (c) conducting activities related thereto.
“Tangible Net Worth” means, as to any Person, as of any determination date, the total of all assets which would appear on the consolidated balance sheet of such Person and its subsidiaries, less the sum of the following:
(a) the book amount of all such assets which would be treated as intangibles, including all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;
(b) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the most recent financial statement referred to in section 5.1(a) or 5.1(b);
(c) all reserves, including reserves for depreciation, obsolescence, depletion, insurance and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and any reserves not deducted from assets;
(d) the amount, if any, at which any Equity Interests of the Person or any of its subsidiaries appear on the asset side of such consolidated balance sheet;
(e) the Total Liabilities of the Person (excluding Subordinated Debt); and
(f) all investments in foreign Affiliates of the Person and unconsolidated domestic Affiliates of the Person;
all as calculated for the Borrower and its Consolidated Subsidiaries.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Termination Value” means, in respect of any Rate Management Transaction, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Management Transaction, (a) for any date on or after the date such Rate Management Transaction has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) the amount determined as the mark-to-market value for such Rate Management Transaction, as reasonably determined by the Bank based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Rate Management Transaction (which may include the Bank).
“Total Liabilities” means, as to any Person, all items which would be classified as liabilities on the consolidated balance sheet of such Person and its Consolidated Subsidiaries.
“Type” means, with respect to any Loan, its nature as a Prime Rate Loan, DBLR Loan or LIBOR Rate Loan.
“UCC” means the Uniform Commercial Code in effect in the State of Wisconsin from time to time.
“Unencumbered Liquidity” means, at any determination date, an amount equal to (a) the amount available to be borrowed as Revolving Loans under section 2.1(a) on such determination date plus (b) the aggregate amount of the Borrower’s funds on deposit with the Bank and, subject to the Bank’s consent, in its Permitted Discretion, its Affiliates, on such determination date.
“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to section 412 of the Code for the applicable plan year.
“Unused Fee Triggering Event” means each period of one day or two or more consecutive days upon which (a) during the period from the Closing Date through June 30, 2011, the aggregate amount of the funds of the Borrower and/or its Affiliates on deposit with the Bank and/or its Affiliates is less than $20,000,000 and (b) during the period from July 1, 2011 through the Revolving Note Maturity Date, the aggregate amount of the funds of the Borrower and/or its Affiliates on deposit with the Bank and/or its Affiliates is less than $10,000,000.
1.2 Rules of Interpretation. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise: (a) all references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, regulation or rules, in each case as from time to time in effect; (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (c) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; (d) the word “including” shall be construed as “including without limitation”; (e) references to a fiscal year or fiscal quarter mean the fiscal year or fiscal quarter of the Borrower; and (f) references to the word “Subsidiary” shall mean any direct or indirect Subsidiary of any of the Loan Parties.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Bank that the Loan Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
1.4 Loan Parties. Each of the Loan Parties agrees:
(a) The term “Loan Party” and “Loan Parties” as used herein includes each of the Loan Parties individually and collectively and all grants, representations, warranties and covenants of and by the Loan Parties or any of them shall constitute individual and joint and several grants, representations, warranties and covenants of and by each of the Loan Parties.
(b) All obligations and liabilities of the Loan Parties under this Agreement and the other Loan Documents shall be joint and several.
(c) The Borrower is appointed as the Loan Parties Representative, the Loan Parties Representative is authorized to make such requests, give such notices or furnish such certificates to the Bank as may be required or permitted by this Agreement for the benefit of such Loan Party and the Bank is authorized to treat such requests, notices, certificates or consents given or made by the Loan Parties Representative to have been made, given or furnished by the applicable Loan Parties for purposes of this Agreement. The Bank shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by the Loan Parties Representative pursuant to the provisions of this Agreement or any other Loan Document as being made or furnished on behalf of, and with the effect of irrevocably binding, the Loan Parties. Each warranty, covenant, agreement and undertaking made on its behalf by the Loan Parties Representative shall be deemed for all purposes to have been made by each of the Loan Parties and shall be binding upon and enforceable against each of the Loan Parties to the same extent as if the same had been made directly by each of the Loan Parties. Any reference in this Agreement or any other Loan Document to the “Loan Parties Representative” shall mean the Borrower in its capacity as the Loan Parties Representative pursuant to this section.
(d) Any notice to or communication with an officer, agent or representative of the Loan Parties Representative shall fulfill any obligation of the Bank in this Agreement or any other Loan Document to provide notice to the Loan Parties.

2. The Credit Facilities; Interest Rates; Fees.
2.1 Revolving Loans. The Bank agrees to lend to the Borrower, subject to the terms and conditions hereof, (a) during any Borrowing Base Period up to the maximum principal amount at any time outstanding equal to (i) the lesser of [a] the Revolving Loan Commitment or [b] the Borrowing Base Availability minus (ii) the L/C Obligations then existing and (b) at all other times from the Effective Date until the Revolving Note Maturity Date up to the maximum principal amount at any time outstanding equal to (i) the Revolving Loan Commitment minus (ii) the L/C Obligations then existing. Within such maximum amount Revolving Loans may be made, repaid and made again. All Revolving Loans shall be evidenced by the Revolving Note and shall be payable on the Revolving Note Maturity Date. Revolving Loans may only be denominated in Dollars. Although the Revolving Note shall be expressed to be payable in the maximum amount specified above, the Borrower shall be obligated to pay only the amount actually disbursed to or for the account of the Borrower, together with interest on the unpaid balance of the sums so disbursed in accordance with this Agreement, which remain outstanding from time to time as shown on the records of the Bank, absent demonstrable error.
2.2 Borrowing Procedures for Revolving Loans. The Borrower shall request Revolving Loans by written notice, or by telephonic notice confirmed in writing, to the Bank, (a) in the case of a LIBOR Rate Loan, not later than 11 a.m., Milwaukee time, on the date which is two Business Days prior to the requested Borrowing Date (which must be a Business Day) and (b) in the case of a DBLR Loan, not later than 11 a.m., Milwaukee time, on the requested Borrowing Date (which must be a Business Day). Each such request by the Borrower must specify (w) the amount of the requested Revolving Loan, (x) the date the requested Revolving Loan is to be made by the Bank to the Borrower, (y) the Type of requested Revolving Loan and (z) in the case of a requested LIBOR Rate Loan, the applicable Interest Period therefor. If no Type of Revolving Loan is specified, then the requested Revolving Loan shall be a DBLR Loan. In the case of a requested LIBOR Rate Loan, if no Interest Period is specified, the Borrower shall be deemed to have selected an Interest Period of one month. Each LIBOR Rate Loan shall be in a minimum amount of $500,000 and in integral multiples of $100,000 above such minimum. Each DBLR Loan shall be in a minimum amount of $10,000 and in integral multiples of $10,000 above such minimum. The combined number of LIBOR Rate Loans outstanding at any time shall not exceed five.
In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. Each request for a Revolving Loan shall be irrevocable and shall constitute a certification by the Borrower that the borrowing conditions specified in section 4.2 (other than in Section 4.2(d)) will be satisfied on the specified Borrowing Date. Upon fulfillment of the applicable borrowing conditions set forth in section 4, the Bank shall deposit the proceeds thereof in the Borrower’s account maintained with the Bank or as the Borrower may otherwise direct in writing.
2.3 Unused Fee. As consideration for the Revolving Loan Commitment, upon the occurrence of each Unused Fee Triggering Event, the Loan Parties agree to pay to the Bank on the last Business Day of each calendar quarter during which any Unused Fee Triggering Event occurs, commencing with the last day of the first quarter ended after the occurrence of the Unused Fee Triggering Event, and on the Revolving Note Maturity Date (if the Revolving Note Maturity Date in the calendar quarter in which an Unused Fee Triggering Event occurred), a fee equal to the Applicable Margin then in effect on the daily average unused amount of the Revolving Loan Commitment during such calendar quarter or other applicable period ending on such date.

2.4 Reduction or Termination of Loan Commitment. The Borrower may, on any Business Day and upon two (2) Business Days’ prior written notice to the Bank, permanently reduce or terminate the amount of the Revolving Loan Commitment; provided that no such reduction shall reduce the amount of the Revolving Loan Commitment to an amount less than the sum of the unpaid principal balance of the Revolving Note plus the L/C Obligations on the date of such reduction; and provided further that in the event of a termination of the Revolving Loan Commitment in whole, the Borrower shall pay to the Bank, on or before the effective date of the termination, the unpaid principal balance of the Revolving Note, and in the event of a partial reduction in the Revolving Loan Commitment or a termination of the Revolving Loan Commitment in whole, the Borrower shall pay to the Bank, all interest accrued and unpaid thereon and all fees and expenses payable by the Borrower accrued or incurred and unpaid through the termination date. Each partial reduction in the Revolving Loan Commitment shall be in a minimum amount of $100,000 and in integral multiples of $100,000 above such minimum.
2.5 Interest Rates.
(a) The unpaid principal balances of each Revolving Loan outstanding from time to time shall bear interest for the period commencing on the Borrowing Date of such Loan until such Loan is paid in full. Each Loan comprised of a DBLR Loan shall bear interest at the DBLR Rate plus the Applicable Margin and such rate shall change on each date on which the Daily Borrowing LIBOR Rate or the Applicable Margin changes. Each Loan comprised of a LIBOR Rate Loan shall bear interest at the applicable Adjusted LIBOR Rate plus the Applicable Margin and shall change on each date on which the Applicable Margin changes. Accrued and unpaid interest on each DBLR Loan and Prime Rate Loan shall be due on the last Business Day of each month, commencing June 30, 2010 and on the Revolving Note Maturity Date. Accrued and unpaid interest on each LIBOR Rate Loan shall be due on the last day of its Interest Period and on the Revolving Note Maturity Date; provided that if an Interest Period is more than three months’ duration, interest shall be due on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
(b) Notwithstanding the provisions of section 2.5(a) above, upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of each Note shall, upon notice from the Bank to the Borrower, bear interest at an annual rate equal to the rate otherwise in effect under section 2.5(a), plus three percentage points payable upon demand. On and after the Revolving Note Maturity Date, the unpaid principal balance of the Revolving Note and all accrued and unpaid interest thereon at such time shall bear interest at an annual rate equal to the Daily Borrowing LIBOR Rate plus the highest Applicable Margin for DBLR Loans plus three percentage points (the “Default Rate”) and shall be payable upon demand. .
(c) Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year.
2.6 Continuation and Conversion Procedure.
(a) The Borrower may elect from time to time, subject to the terms and conditions of this Agreement, to convert all or a portion of the outstanding Revolving Loans comprised of DBLR Loans to LIBOR Rate Loans (in each case, in a minimum amount of $500,000 and in integral multiples of $100,000 above such minimum).

(b) At the end of the applicable Interest Period for a LIBOR Rate Loan, such LIBOR Rate Loan shall automatically be converted to a DBLR Loan unless the Borrower shall have given the Bank notice in accordance with section 2.6(c) requesting that all or a portion of such LIBOR Rate Loan be continued as a LIBOR Rate Loan.
(c) The Borrower shall furnish to the Bank an appropriately completed and executed notice of conversion/continuation for each (i) conversion of a DBLR Loan to a LIBOR Rate Loan or (ii) continuation of a LIBOR Rate Loan as a LIBOR Rate Loan not later than 11 a.m., Milwaukee time, on the date two Business Days prior to the date of the requested conversion or continuation. Each such request by the Borrower for a conversion or continuation of a Loan shall be irrevocable and shall set forth (x) the date of the conversion or continuation, (y) the aggregate amount of Loans to be converted or continued, as applicable, and (z) the applicable Interest Period.
(d) Notwithstanding anything to the contrary contained in this Agreement, (i) the Borrower may not select an Interest Period ending after the Revolving Note Maturity Date and (ii) no Loan may be converted into or continued as a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing unless the Bank consents thereto.
2.7 Payments; Late Fee.
(a) All payments of principal and interest on each Note and of all fees due hereunder shall be made without setoff, deduction or counterclaim at the office of the Bank in immediately available funds not later than 12:00 noon, Milwaukee time, on the date due at the office of the Bank at 20935 Swenson Drive, Suite 400, Waukesha, Wisconsin 53186; funds received after that time shall be deemed to have been received on the next Business Day. Whenever any payment hereunder or under a Note is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest or fee then due. If a payment is 10 days or more late the Borrower shall pay to the Bank a late fee of 5.00% of the total payment due, up to the maximum amount of $1,500 per late fee; provided that if the Borrower and the Bank have agreed that a payment due hereunder shall be made by automatic debit to one of the Borrower’s accounts with the Bank and a payment is late because of the failure to initiate such an automatic debit entry (other than by Borrower’s instructions not to initiate such debit entry), the late payment described in this sentence shall automatically be waived.
(b) To effectuate any payment due under this Agreement, a Note or any other Loan Document, the Borrower hereby authorizes the Bank to initiate debit entries to any deposit account of the Borrower maintained with the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower acknowledges that (i) such debit entries may cause an overdraft of any such account which may result in the Bank’s refusal to honor items drawn on any such account until adequate deposits are made to any such account; (ii) the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (iii) if a debit is not made because any such account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

2.8 Prepayments.
(a) Mandatory. In the event and on such occasion that the aggregate outstanding principal balance of Revolving Loans plus the L/C Obligations then outstanding exceeds (i) during any Borrowing Base Period, the lesser of [a] the Revolving Loan Commitment and [b] the Borrowing Base Availability and (ii) at all other times, the Revolving Loan Commitment, the Borrower shall prepay the Revolving Loans in an aggregate amount equal to such excess.
(b) Optional. The Borrower may prepay Revolving Loans comprised of DBLR Loans or Prime Rate Loans without premium or penalty. The Borrower may optionally prepay Revolving Loans comprised of LIBOR Rate Loans on the last day of the applicable Interest Period only. The Borrower will give the Bank notice of any optional prepayment of the Revolving Note not later than 10:00 a.m. Milwaukee time on the prepayment date, specifying the prepayment date and the amount to be prepaid. Each optional prepayment of the Revolving Note shall be in a minimum amount of $10,000 (or if less, the unpaid principal balance of the Revolving Note). The amount of such prepayment shall become due and payable by 12:00 p.m. Milwaukee time on the specified prepayment date. All optional prepayments of the Revolving Note shall be applied first to any fees the Borrower then owes the Bank hereunder and then to the Obligations in such order and manner as the Borrower specifies.
2.9 Alternate Rate of Interest. If prior to the commencement of any DBLR Loan or the Interest Period for a LIBOR Rate Loan:
(a) the Bank determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Daily Borrowing LIBOR Rate or the Adjusted LIBOR Rate for such Interest Period; or
(b) the Daily Borrowing LIBOR Rate or the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to the Bank of making or maintaining the DBLR Loan or the LIBOR Rate Loan for such Interest Period;
then the Bank shall give notice thereof to the Borrower by telephone or telecopy (confirmed in writing) as promptly as practicable thereafter and, until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist (the Bank hereby agrees to promptly notify the Borrower at such time as such circumstances no longer exist), (i) all DBLR Loans shall automatically be converted to Prime Rate Loans, (ii) at the end of the applicable Interest Period all LIBOR Rate Loans shall automatically be converted to Prime Rate Loans and (iii) any new Revolving Loans shall be made as Prime Rate Loans. The unpaid principal balance of each Prime Rate Loan shall be interest at the Prime Rate and shall change on each date when the Prime Rate changes.
2.10 Increased Costs.
(a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, or Letters of Credit issued by, the Bank (except any such reserve requirement reflected in the Adjusted LIBOR Rate or the Daily Borrowing LIBOR Rate); or

(ii) impose on the Bank or the London interbank market any other condition affecting this Agreement, or LIBOR Rate Loans or DBLR Loans made by the Bank;
and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan or DBLR Loan (or of maintaining its obligation to make any such Loan) or increase the cost to the Bank of agreeing to issue or issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, or to increase the cost or to reduce the amount of any sum received or receivable by the Bank (whether or principal, interest or otherwise), then the Borrower will pay to the Bank, upon the Bank’s demand therefor accompanied by the certificate contemplated by section 2.10(c), such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.
(b) If the Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by the Bank to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies with respect to capital adequacy), then from time to time the Borrower will pay to the Bank, upon the Bank’s demand therefor accompanied by the certificate contemplated by section 2.10(c), such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.
(c) A certificate of the Bank setting forth a reasonably detailed calculation of the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in sections 2.10(a) or 2.10(b) shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay the Bank the amount shown as due on any such certificate (absent demonstrable error in such certificate) within 10 Business Days after receipt thereof by the Borrower.
(d) Failure or delay on the part of the Bank to demand compensation pursuant to this section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this section for any amount or amounts that would otherwise be payable under this section accruing more than 270 days prior to the date that the Borrower receives the applicable certificate pursuant to section 2.11(c); provided further that, if the Change in Law giving rise to such amount or amounts is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.11 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Bank for the loss, cost and expense attributable to such event. In the case of a LIBOR Rate Loan, such loss, cost or expense to the Bank shall be deemed to be an amount reasonably determined by the Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period as the interest rate which the Bank would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period to such LIBOR Rate Loans from the other banks in the eurodollar market. A certificate of the Bank setting forth a reasonably detailed calculation of any amount or amounts that the Bank is entitled to receive pursuant this section shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay the Bank the amount shown as due on any such certificate (absent demonstrable error in such certificate) within 10 days after receipt thereof.
2.12 Letters of Credit.
(a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Loan Commitment, the Bank shall issue Letters of Credit for the account of the Borrower in an aggregate undrawn face amount up to the L/C Sublimit; provided that after giving effect to the issuance or amendment of any Letter of Credit, the aggregate amount of (i) outstanding L/C Obligations, plus (ii) the aggregate principal amount of Revolving Loans then outstanding shall not exceed (y) during any Borrowing Base Period the lesser of [a] the Revolving Loan Commitment or [b] Borrowing Base Availability and (z) at all other times, the Revolving Loan Commitment.
(b) Applications. At any time prior to the Revolving Note Maturity Date, the Bank shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in a form satisfactory to the Bank, with expiration dates no later than the earlier of (y) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or (z) 5 days prior to the Revolving Note Maturity Date, in an aggregate face amount as set forth above, upon the receipt of a letter of credit application duly executed by the Borrower. Notwithstanding anything contained in any letter of credit application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in section 2.12(d) hereof and (ii) if the Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Daily Borrowing LIBOR Rate from time to time in effect.
(c) The Reimbursement Obligations. Subject to section 2.12(b) hereof, the Reimbursement Obligation of the Borrower in respect of a drawing under a Letter of Credit shall be governed by the application related to such Letter of Credit.
(d) Letter of Credit Fees and Expenses. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Bank a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Rate Loans in effect during each day of such quarter applied to the daily average face amount of undrawn Letters of Credit during such quarter. The Borrower shall pay to the Bank the Bank’s customary issuance, negotiation and transfer fees and other fees and charges in connection with the issuance or administration of the Letters of Credit in effect from time to time as separately agreed upon by the Borrower and the Bank.

(e) Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations as provided in section 2.12(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Bank shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of recklessness or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
2.13 Taxes.
(a) Any and all payments by or on account of any obligation of any of the Loan Parties hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any of the Loan Parties shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) Each of the Loan Parties shall indemnify the Bank, within 10 days after written demand therefor accompanied by a reasonably detailed calculation of the amount demanded, for the full amount of any Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment by or on account of any obligation of any of the Loan Parties hereunder or the other Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties Representative by the Bank shall be conclusive absent demonstrable error.
(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any of the Loan Parties to a Governmental Authority, the Loan Parties shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.
2.14 Use of Proceeds. The Loan Parties will use the proceeds of Revolving Loans to refinance certain Indebtedness owed to Wells Fargo Bank, National Association and for working capital and other business purposes. None of the Loan Parties shall use, directly or indirectly, any part of the proceeds of any Loan for the purpose of purchasing or carrying, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock.
3. Representations and Warranties. In order to induce the Bank to make the Loans, each of the Loan Parties represent and warrant to the Bank as follows:
3.1 Organization; Subsidiaries; Corporate Power. The Borrower is a corporation, duly incorporated and validly existing under the laws of the State of Wisconsin. OAM is a limited liability company duly organized and validly existing under the laws of the State of Wisconsin. CES is a limited liability company duly organized and validly existing under the laws of the State of Wisconsin. GLET is a limited liability company duly organized and validly existing under the laws of the State of Wisconsin. Each of the Loan Parties is duly qualified to do business in every jurisdiction in which the nature of such Loan Party’s business or the ownership of such Loan Party’s properties requires such qualification and in which the failure to so qualify would have a Material Adverse Effect. Schedule 3.1 contains the name, jurisdiction of organization and number of authorized and outstanding shares of each class of Equity Interests of each of the Loan Parties and the number thereof owned by such Loan Party, in each case as of the date of this Agreement. On the Closing Date, other than the Loan Parties, the Borrower has no Subsidiaries. Each of the Loan Parties has the power to own such Loan Party’s properties and carry on such Loan Party’s business as currently being conducted, except to the extent the failure to have such power could not reasonably be expected to have a Material Adverse Effect.
3.2 Authorization and Binding Effect. The execution and delivery by each of the Loan Parties of the Loan Documents to which such Loan Party is a party, and the performance by such Loan Party of its obligations thereunder: (a) are within its power as a corporation or limited liability company, as applicable, (b) have been duly authorized by proper action on the part of the governing body of such Loan Party, (c) are not in violation of any Requirement of Law, the organizational or charter documents of such Loan Party or the terms of any material agreement, restriction or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (d) do not require the approval or consent of the holders of the Equity Interests of such Loan Party, any Governmental Authority or any other Person, other than those obtained and in full force and effect. The Loan Documents to which any of the Loan Parties are a party, when executed and delivered, will constitute the valid and binding obligations of such Loan Party enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors’ rights and general principles of equity.

3.3 Financial Statements.The Borrower has furnished to the Bank the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2010, and related statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on that date, audited by Grant Thornton LLP. Such financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise disclosed therein), are correct and complete in all material respects and fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as of such date and the results of their operations and cash flows for the period ended on such dates, subject, in the case of any interim statements, to audit and normal year-end adjustments and footnote disclosures. No Material Adverse Effect has occurred since the date of the most recent financial statements furnished to the Bank.
3.4 Litigation. Except for the matters described on Schedule 3.4 or, with respect to clause (b) below, as disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the Securities and Exchange Commission or financial statements furnished to the Bank prior to the date of this Agreement, there is no litigation or administrative proceeding pending or, to the knowledge of any of the Loan Parties, threatened in writing against any of the Loan Parties or any Subsidiary, or the properties of any of the Loan Parties or any Subsidiary, which (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby or (b) would reasonably be expected to have a Material Adverse Effect.
3.5 Restricted Payments. Except as set forth on Schedule 3.5, none of the Loan Parties has, since the date of the most recent financial statements furnished to the Bank, made any Restricted Payments which is not permitted by the provisions of this Agreement.
3.6 Indebtedness; No Default. None of the Loan Parties has any outstanding Indebtedness or Contingent Obligations, except those permitted under sections 6.2 and 6.3. There exists no default by any Loan Party nor has any act or omission occurred which, with the giving of notice or the passage of time, would constitute a default by any Loan Party under the provisions of (a) any instrument evidencing such Indebtedness, Contingent Obligation or any agreement relating thereto or (b) any other agreement or instrument to which any of the Loan Parties or any Subsidiary is a party and, in the case of either of the foregoing clauses (a) or (b), which would reasonably be expected to have a Material Adverse Effect.
3.7 Ownership of Properties; Liens and Encumbrances. Each of the Loan Parties has good and marketable title in fee simple to, or valid leasehold or other contractual interests in, all property, real and personal, necessary or used in the ordinary conduct of its business, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The right, title and interest of the Loan Parties in such property is free of any and all Liens, except Permitted Liens. All owned and leased buildings and equipment of each of the Loan Parties are in good condition, repair and working order, ordinary wear and tear excepted, and, to each of the Loan Parties’ knowledge, conform to all Requirements of Law except to the extent a failure to so conform could not reasonably be expected to have a Material Adverse Effect.

3.8 Tax Returns. Each of the Loan Parties and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
3.9 Margin Stock. None of the Loan Parties nor any Subsidiary is engaged principally, or as one of such Loan Party’s or such Subsidiary’s important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
3.10 Regulated Entities. None of the Loan Parties nor any Subsidiary is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties is subject to any Requirement of Law limiting such Loan Party’s ability to incur Indebtedness.
3.11 ERISA Compliance.
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Requirements of Law. Each Plan which is intended to qualify under section 401(a) of the Code has received a favorable determination letter from the IRS and to each of the Loan Party’s knowledge, nothing has occurred which would cause a loss of such qualification. Each of the Loan Parties and each ERISA Affiliate has made all required contributions to any Plan subject to section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to section 412 of the Code has been made with respect to any Plan.
(b) There are no pending or, to any of the Loan Parties’ knowledge, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted, or could reasonably be expected to result, in a Material Adverse Effect. There has been no prohibited transaction or other violation of the fiduciary responsibility rules with respect to any Plan which has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) none of the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under section 4007 of ERISA); (iv) none of the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under section 4219 of ERISA, would result in such liability) under section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to section 4069 or 4212(c) of ERISA.

3.12 No Burdensome Restrictions. None of the Loan Parties is a party to and is bound by any agreement, instrument, undertaking, any Requirement of Law, or subject to any other restriction (a) compliance with which could reasonably be expected to have a Material Adverse Effect or (b) under or pursuant to which any of the Loan Parties is or will be required to place (or under which any other Person may place) a Lien (other than a Permitted Lien) upon any of such Loan Party’s properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.
3.13 Intellectual Property. Each of the Loan Parties possess adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of their respective businesses substantially as now conducted, without any known conflict with the rights of others which would reasonably be expected to have a Material Adverse Effect.
3.14 Environmental Matters. Except for the matters described on Schedule 3.14 or as disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the Securities and Exchange Commission or financial statements furnished to the Bank prior to the date hereof and except to the extent that all of the following, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a) The facilities and properties owned, leased or operated by any of the Loan Parties (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.
(b) With respect to the period during which any of the Loan Parties owned or occupied the Properties, and to the Loan Parties’ knowledge after reasonable investigation, with respect to the time before any of the Loan Parties owned or occupied the Properties, there has been no unremediated release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of any of the Loan Parties (the “Business”), in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.
(c) The Properties and all operations of the Loan Parties at the Properties are in compliance with all applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect, and there is no material violation of any Environmental Law with respect to the Properties or the Business. Each of the Loan Parties has all permits, licenses and approvals required under Environmental Laws.
(d) With respect to the period during which any of the Loan Parties owned or occupied the Properties, and to the Loan Parties’ knowledge after reasonable investigation, with respect to the time before any of the Loan Parties owned or occupied the Properties (i) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law and (ii) Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably expected to give rise to liability under, any applicable Environmental Law.

(e) None of the Loan Parties has received any written notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any of the Loan Parties have knowledge or reason to believe that any such notice will be received or is being threatened.
(f) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any of the Loan Parties, threatened in writing under any Environmental Law to which any of the Loan Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
3.15 Solvency. Each of the Loan Parties is and, upon the incurrence of any Obligations by the Loan Parties on any date on which this representation is made, will be Solvent.
3.16 Accuracy of Information. All written information furnished by any of the Loan Parties to the Bank in connection with the negotiation of this Agreement or delivered under this Agreement (as modified or supplemented by other information so furnished) is true, correct and complete in all material respects as of the date furnished (or, if such written information specifies an earlier date, such earlier date) and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information, in light of the circumstances under which they were made, not misleading as of the date furnished (or, if such written information specifies an earlier date, such earlier date); provided that, with respect to projected financial information, the Borrower represents only that such information reflects the Borrower’s good-faith estimates as of the date of preparation thereof, based upon methods and data the Borrower believes to be reasonable, but actual results during the periods covered by such projections may differ materially from such projections.
4. Conditions for Borrowing. The Bank’s obligation to make any Loan is subject to the satisfaction, on or before the following Borrowing Dates, of the following conditions:
4.1 On or Before the Effective Date. The Bank shall have received the following, all in form, detail and content satisfactory to the Bank:
(a) Notes. Each Note, duly executed by the Borrower.
(b) Collateral Documents.
(i) a security agreement, duly executed by each of the Loan Parties (the “Security Agreement”), granting the Bank a Lien in all of the personal property of each of the Loan Parties (other than the Excluded Assets) including, without limitation, the Equity Interests of any Subsidiary (except, in the case of Subsidiaries organized outside of the United States or any State thereof, limited as set forth in section 5.11(b));
(ii) all financing statements and other similar instruments required to perfect the Lien granted to the Bank by each of the Loan Parties;
(iii) certificates representing [a] 100% of the outstanding certificated Equity Interests in each domestic Subsidiary and [b] such percentage of the outstanding certificated Equity Interests as set forth in section 5.11(b), in each Subsidiary organized outside of the United States or any State thereof;
Each of the Collateral Documents shall be duly executed by the Persons party thereto.

(c) Loan Parties’ Charter Documents and Closing Certificate.
(i) a copy of the Certificate of Formation, Certificate of Incorporation or other formation documents of each of the Loan Parties, certified as of a recent date by the appropriate Governmental Authority of such Loan Party’s state, province or jurisdiction of organization;
(ii) certificates of good standing or current status with respect to each of the Loan Parties issued as of a recent date by the appropriate Governmental Authority of such Loan Party’s state, province or jurisdiction of organization and each other state, province or jurisdiction in which such Loan Party is qualified to transact business; and
(iii) a closing certificate of each of the Loan Parties [a] containing copies, certified as of the Closing Date by the Secretary of such Loan Party to be true and correct and in full force and effect, of [i] the formation documents referred to in section 4.1(c)(i) of such Loan Party, [ii] the by-laws, limited liability company agreement or equivalent governing document of such Loan Party, [iii] resolutions adopted by the governing body (members, managers, board of directors, etc.) of such Loan Party authorizing the execution and delivery of the Loan Documents to which such Loan Party is a party and [iv] the certificates referred to in section 4.1(c)(ii) for such Loan Party and [b] identifying by name and title of the officers of such Loan Party authorized to sign the Loan Documents on behalf of such Loan Party, together with specimen signatures of such Persons.
(d) Personal Property Searches. Searches of the appropriate public offices demonstrating that no Lien is of record affecting any of the Loan Parties’ properties except Permitted Liens.
(e) No Default Certificate. A certificate signed by the chief executive officer, chief financial officer or manager of each of the Loan Parties to the effect that, the representations and warranties contained in section 3 hereof and in the other Loan Documents are true and correct on and as of the Effective Date and no Default or Event of Default exists on the Effective Date.
(f) Opinion of Counsel. An opinion of Foley & Lardner LLP, counsel to the Loan Parties, addressing such matters as the Bank may reasonably request.
(g) Pay-Off Letter. The Bank shall have received a satisfactory pay-off letter from Wells Fargo Bank, National Association, confirming that all Liens upon any of the property of the Loan Parties have been terminated on or prior to the Closing Date and all letters of credit issued or guaranteed as part of such Indebtedness, if any, shall have been cash collateralized or supported by a Letter of Credit.
(h) Insurance. The Bank shall have received evidence of insurance with coverage in form, scope, and substance reasonably satisfactory to the Bank and otherwise in compliance with the terms of the Security Agreement.

(i) Governmental and Third Party Approvals. The Bank shall have received evidence in form and substance satisfactory to the Bank that (i) the Borrower has obtained all governmental and third party approvals and consents necessary in connection with the financing contemplated by this Agreement and (ii) all such approvals and consents are in full force and effect.
(j) Legal and Regulatory Matters. All legal (including tax implications) and regulatory matters with respect to the transactions contemplated hereby shall be satisfactory to the Bank, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board. The Bank’s counsel shall have completed all legal due diligence.
(k) Tax Withholding. The Bank shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each of the Loan Parties.
(l) Fees. The Bank shall have received all fees required to be paid and all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
(m) Intercreditor Agreements. The Bank shall have received each of the Intercreditor Agreements, duly executed by the Bank, the Loan Parties and Hometown Bank, Wisconsin Department of Commerce or City of Manitowoc, as applicable.
(n) Proceedings Satisfactory. Such other documents as the Bank may reasonably request; and all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory to the Bank.
The Bank’s making of a Revolving Loan to the Borrower on the initial Borrowing Date shall constitute an acknowledgment that all of the conditions set forth in this section 4.1 have been satisfied or waived.
4.2 On or Before Each Subsequent Borrowing Date:
(a) Borrowing Procedure. The Borrower shall have complied with the borrowing procedure specified in section 2.2.
(b) Representations and Warranties True and Correct. The representations and warranties contained in section 3 hereof and in the other Loan Documents shall be true and correct in all respects (in the case of representations and warranties qualified by materiality, whether by reference to “material,” “in all material respects,” or “Material Adverse Effect” or similar terms or phrase) or in all material respects (in the case of all other representations and warranties) on and as of the relevant Borrowing Date except (i) that the representations and warranties contained in section 3.3 (other than in the first sentence thereof) shall apply to the most recent financial statements delivered pursuant to section 5.1 (other than any consolidating financial statements), (ii) for changes permitted by this Agreement and (iii) that representations and warranties expressly referring to an earlier date shall be true and correct as of such earlier date.
(c) No Default. There shall exist on that Borrowing Date no Default or Event of Default.

(d) Proceedings and Documentation. The Bank shall have received such instruments and other documents as it may reasonably request in connection with the making of such Loan, and all such instruments and documents shall be in form and content satisfactory to the Bank.
The Bank’s making of a Revolving Loan to the Borrower on any subsequent Borrowing Date shall constitute an acknowledgment that all of the conditions set forth in section 4.2(d) have been satisfied or waived.
5. Affirmative Covenants. Each of the Loan Parties covenants that such Loan Party will, until the Revolving Loan Commitment and all Related Rate Management Transactions have terminated or expired and all the Obligations have been paid or cash collateralized in full with an account at the Bank (other than contingent obligations not then due and payable and subject to the survival of any provisions that survive termination of the applicable agreement):
5.1 Financial Reporting.
(a) Annual Financial Statements. Furnish to the Bank within 90 days after the end of each fiscal year a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Bank, audited by Grant Thornton LLP or another firm of independent certified public accountants of recognized national standing selected by the Borrower and satisfactory to the Bank. All such financial statements, and the financial statements described in section 5.1(b), shall be accompanied by consolidating financial statements (which tie to the consolidated financial statements) prepared with respect to the Borrower and all Consolidated Subsidiaries which it may at the time have.
(b) Interim Financial Statements. Furnish to the Bank within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of each such fiscal quarter and related statements of income, retained earnings and cash flows for the period from the beginning of the fiscal year through the end of such fiscal quarter, prepared in the manner set forth in section 5.1(a) hereof for the annual statements, certified, subject to audit and normal year-end adjustments and footnote disclosure, by an authorized financial officer of the Borrower and accompanied by the certificate of such officer to the effect that, to the best knowledge of such officer after diligent inquiry and investigation, there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Loan Parties propose to take with respect thereto.
(c) Financial Covenant Compliance Certificate. Concurrently with the delivery of the financial statements required under sections 5.1(a) and 5.1(b) furnish to the Bank a completed Financial Covenant Compliance Certificate executed by an authorized financial representative of the Borrower.
(d) Borrowing Base Certificates. As soon as available but in any event within 10 Business Days after the commencement of any Borrowing Base Period and within 30 days of the end of each calendar month of each calendar year during each Borrowing Base Period, a Borrowing Base Certificate as of the commencement of such Borrowing Base Period or the calendar month then ended, as the case may be, and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base Availability as the Bank may reasonably request, including, without limitation, accounts receivable aging reports.

(e) Annual Budget. Furnish to the Bank, within 90 days of the end of each fiscal year, the budget for the Loan Parties for the next fiscal year in form and detail reasonably satisfactory to the Bank (such budget shall, for the avoidance of doubt, be subject to the confidentiality provisions of section 9.16 of this Agreement).
(f) Filings. Promptly upon its becoming available, furnish to the Bank one copy of each financial statement, report, notice, or proxy statement sent by any of the Loan Parties to the holders of Equity Interests of such Loan Party generally and of each regular or periodic report, registration statement or prospectus filed by any of the Loan Parties with any securities exchange or the Securities and Exchange Commission or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which any of the Loan Parties are a party that could reasonably be expected to result in a Material Adverse Effect.
(g) Other Financial Information. Promptly furnish to the Bank such other financial information as the Bank may from time to time reasonably request.
(h) Electronic Delivery. Documents required to be delivered pursuant to this section 5.1 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or (ii) provides a link thereto on the Borrower’s website or on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Bank has access; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Bank of the posting of any such document and, promptly upon request by the Bank, provide to the Bank by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Bank.
5.2 Books and Records; Inspections. Keep proper, complete and accurate books of record and account sufficient to prepare financial statements in accordance with GAAP and permit any representative of the Bank to visit and inspect any of the properties and examine and copy any of the books and records of any of the Loan Parties at any reasonable time, and prior to the existence of an Event of Default, upon reasonable prior written notice and as often as may reasonably be desired; provided that so long as no Event of Default exists, the Company shall be obligated to reimburse the Bank for only one such audit, examination or inspection in any 12 month period.
5.3 Insurance. Maintain insurance coverage as may be required by law or the Collateral Documents but in any event not less than insurance coverage, in the forms, amounts and with companies, which would be carried by prudent management in connection with similar properties and businesses. Without limiting the foregoing, each of the Loan Parties will and will cause each Subsidiary to (a) keep all its physical property insured against fire and extended coverage risks in amounts at least equal to, and with deductibles no greater than, those generally maintained by businesses engaged in similar activities in similar geographic areas; (b) maintain all such worker’s compensation and similar insurance as may be required by law; and (c) maintain, in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of such Loan Party or such Subsidiary, business interruption insurance and product liability insurance. The Bank hereby acknowledges that the insurance coverage of the Loan Parties in effect as of the Closing Date satisfies the requirements of this section 5.3.

5.4 Condition of Property. Keep its properties (whether owned or leased) in good condition, repair and working order (ordinary wear and tear excepted).
5.5 Payment of Taxes. Pay and discharge all lawful Taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties are attached thereto, except (a) to the extent only that the same shall be contested in good faith and by appropriate proceedings by the appropriate Loan Party or the appropriate Subsidiary and appropriate reserves with respect thereto are established and maintained or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
5.6 Compliance with Law. Except as permitted under section 6.6, do all things necessary to (a) maintain its legal existence in current status in its state, province or jurisdiction of organization and obtain and maintain its qualification to transact business as a foreign corporation in any other state, province of jurisdiction where the ownership of property or the conduct of business make qualification necessary and where the failure to so qualify would have a Material Adverse Effect, (b) preserve and keep in full force and effect its material rights and franchises, if any, necessary to continue its business and (c) comply in all material respects with all Requirements of Law, writs, judgments, injunctions, decrees and awards to which it is subject including all applicable Environmental Laws, except those being contested in good faith and involving no possibility of criminal liability.
5.7 Compliance with ERISA. Each of the Loan Parties shall, and shall cause each of such Loan Party’s ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to section 412 of the Code.
5.8 Compliance with Other Loan Documents. Timely comply with all of its obligations under the other Loan Documents (subject to applicable grace, notice and similar provisions).
5.9 Notices. Promptly, and in any event within 5 Business Days after any of the Loan Parties has become aware of the applicable event, notify the Bank in writing of:
(a) any Default or Event of Default;
(b) any notice given, or any action taken with respect to, a claimed default by any holder of any other Indebtedness in excess of $500,000 issued or assumed by any of the Loan Parties, or the lessor under any lease in excess of $500,000 as to which any of the Loan Parties is the lessee or under any agreement under which any such Indebtedness was issued or secured;
(c) any correspondence, written notice, pleading, citation, indictment, complaint, order, decree or other document received by any of the Loan Parties from any Person asserting or alleging a circumstance or condition which requires or may require a financial contribution by any of the Loan Parties or a cleanup, removal, remedial action or other response by or on the part of any of the Loan Parties or any Subsidiary, in each case under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from any of the Loan Parties or any Subsidiary for an alleged violation of Environmental Laws and which, in any such circumstance under this clause (c), could reasonably be expected to have a Material Adverse Effect;

(d) the commencement or nonfrivolous written threat of, or any material development in, any action, suit, arbitration or other proceeding against any of the Loan Parties or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;
(e) a Reportable Event has occurred with respect to any Plan; and
(f) any condition or event which would make any warranty contained in section 3 false in any respect (in the case of representations and warranties qualified by materiality, whether by reference to “material,” “in all material respects,” or “Material Adverse Effect” or similar terms or phrase) or is false in any material respect (in the case of all other representations and warranties).
Each notice under this section shall be accompanied by a written statement by an officer of the Loan Parties Representative setting forth details of the occurrence referred to therein, stating what action any affected Loan Party or any affected Subsidiary proposes to take with respect thereto and at what time and accompanied by all documents and correspondences from and to third parties relating to the occurrence referred to therein (subject to any applicable rights or obligations with respect to confidentiality).
5.10 Banking Relationship. Each of the Loan Parties will and will cause each Subsidiary to establish and maintain its primary banking depository and disbursement relationship with the Bank, including establishing and maintaining operating, administrative, cash management, collection activity, payroll and disbursement accounts for the conduct of its business. Notwithstanding the foregoing or any other provision of this Agreement or any of the other Loan Documents, for a period of 270 days after the Closing Date, the Borrower may maintain an account with Wells Fargo Bank, National Association with an average daily balance not to exceed $300,000 for the purposes of cash collateralizing its purchasing card program obligations.
5.11 Additional Collateral; Further Assurances.
(a) Subject to applicable law, each of the Loan Parties shall cause each of such Loan Party’s domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to guaranty the Obligations by executing a joinder to this Agreement for purposes of becoming a Loan Guarantor hereunder.
(b) Each of the Loan Parties that is a domestic Subsidiary will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interest entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interest not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary directly owned by such Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Bank pursuant to the terms and conditions of the Collateral Documents or Loan Documents as the Bank shall reasonably request.

(c) Without limiting the foregoing, each of the Loan Parties will, and will cause each of the Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreement and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by section 4.1(b), as applicable), which may be required by law or which the Bank may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
(d) Each Loan Party will, promptly upon request by the Bank, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Bank may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any the Collateral Documents, and (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.
6. Negative Covenants. Each of the Loan Parties covenants that, without the prior written consent of the Bank, it will not, until the Revolving Loan Commitment and all Related Rate Management Transactions have terminated or expired and all the Obligations have been paid or cash collateralized in full with an account at the Bank (other than contingent obligations not then due and payable and subject to the survival of any provisions that survive termination of the applicable agreement):
6.1 Restricted Payments. Make any Restricted Payments other than (a) so long as no Default or Event of Default exists at the time thereof or after giving effect thereto on a pro-forma basis as of the date such Restricted Payments are made, Restricted Payments in the form of cash dividends and (b) so long as the Debt Service Coverage Ratio is greater than 1:50:1:00 both before and after giving effect thereto on a pro-forma basis as of the date such Restricted Payments are made, Restricted Payments to repurchase its outstanding Equity Interests in an aggregate amount not to exceed $15,000,000.
6.2 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except (a) Indebtedness owed to the Bank or to an Affiliate of the Bank; (b) Indebtedness existing on the date hereof (including committed, but undrawn, Indebtedness) and set forth in Schedule 6.2 and extensions, renewals and replacements of any such Indebtedness to the extent they do not increase the outstanding principal amount thereof; (c) Indebtedness of any of the Loan Parties to any other Loan Party or to any Subsidiary; (d) Indebtedness secured by Permitted Liens; and (e) Subordinated Debt; (f) Indebtedness constituting a Permitted Financing or undertakings customary in connection with securitization transactions and (g) other Indebtedness in an aggregate principal amount not exceeding $100,000 at any time outstanding.
6.3 Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except (a) endorsements for collection or deposit in the ordinary course of business; (b) obligations under Rate Management Transactions; (c) Contingent Obligations existing on the Closing Date and listed in Schedule 6.3 and Contingent Obligations in respect of extensions, renewals and replacements of the primary obligations to which such scheduled Contingent Obligations relate; (d) Guaranty Obligations in favor of the Bank or any Affiliate of the Bank; (e) Contingent Obligations constituting, or in respect of, Indebtedness permitted under section 6.2 or constituting investments permitted under section 6.7 and (f) other Contingent Obligations in an aggregate amount at any time outstanding not to exceed $1,000,000.

6.4 Operating Leases. Permit the aggregate Operating Lease Obligations of the Loan Parties and their Subsidiaries to exceed $2,500,000 due in any fiscal year.
6.5 Liens. Create, assume or permit to exist any Lien upon any of its property or assets (other than (a) Liens on Excluded Assets in connection with a Permitted Financing and (b) Liens described in the last sentence of section 5.10), whether now owned or hereafter acquired, except Permitted Liens.
6.6 Mergers. Merge with or consolidate into any other Person, or permit any other Person to merge with or consolidate with it, except that (a) any of the Loan Parties may merge into any of the other Loan Parties and (b) any Subsidiary (other than a Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties, taken as a whole, and is not materially disadvantageous to the Bank.
6.7 Acquisitions, Advances and Investments. Acquire any other business or partnership in a transaction or series of related transactions that results in a Person becoming a Subsidiary or a Loan Party acquiring all or substantially all of the assets of any other Person or joint venture interest or make any loans, advances or extensions of credit to, or any investments in, any Person except (a) the purchase of direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) in each case maturing within one year of the date of acquisition; (b) extensions of credit to customers in the ordinary course of business, advances or prepayments to suppliers and investments received in satisfaction or partial satisfaction of credit extended to financially troubled account debtors; (c) investments in certificates of deposit, bankers’ acceptances, notes and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Bank or any domestic office of any other commercial bank organized under the laws of the United States of America, any state thereof or the District of Columbia or that is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia which has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) investments in commercial paper, demand notes, master notes, promissory notes or other short-term debt obligations having a maturity not exceeding 270 days and having, at such date of acquisition, the highest credit rating obtainable from Moody’s Investors Service, Inc. (“Moody’s”) or Standard and Poor’s Ratings Service (“S&P”); (e) investments in money market funds that (i) comply with the criteria set forth in Securities Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000; (f) investments and advances permitted by section 6.2, 6.3 or 6.6 and investments made to consummate a Permitted Financing; (g) investments in repurchase agreements at the Bank; (h) loans and advances to employees and agents in the ordinary course of business for travel, entertainment and relocation expenses and similar items or in connection with any employee stock purchase plan; (i) investments in demand deposit accounts at financial institutions or that are Federal Deposit Insurance Corporation insured deposit accounts; (j) investments in any wholly-owned Subsidiary of the Borrower; (k) investments identified on Schedule 6.7 and (l) acquisitions and other investments not otherwise permitted pursuant to this section 6.7 in an aggregate amount (net of, in the case of investments, cash returns received in respect of such investments from time to time) not to exceed $10,000,000 in any fiscal year provided that no Default or Event of Default exists before or after giving effect to any such acquisition or investment and, provided, further, that the Borrower comply with section 5.11.

6.8 Lines of Business; Fiscal Year. Engage in any business other than those in which it is now engaged and any business related thereto or using the manufacturing processes and expertise of any of the Loan Parties or any Subsidiaries, or permit any of the Loan Parties’ fiscal year to end on a date other than March 31.
6.9 Disposition of Assets. Sell, lease, sell and lease back, transfer or otherwise dispose (other than as permitted by section 6.5) of all or a substantial or material part of any of its assets or become obligated to do so (excluding, for the avoidance of doubt, any transfer of cash or cash equivalents in the ordinary course of business and any issuance by a Person of its own Equity Interests), except for the following: (a) sales and other dispositions of inventory in the ordinary course of business; (b) dispositions of tangible assets to be replaced in the ordinary course of business within 12 months by other tangible assets of equal or greater value; (c) dispositions of tangible assets that are no longer used or useful in the business of any of the Loan Parties or any Subsidiary; (d) licensing of products and intangible assets in the ordinary course of business; (e) any Subsidiary or any of the Loan Parties may transfer any of its assets to any of the other Loan Parties; (f) dispositions related to Orion through put assets and agreements and solar photovoltaic assets, including dispositions of Excluded Assets made to consummate a Permitted Financing; (g) dispositions constituting transactions permitted under section 6.6 or 6.7; (h) dispositions consisting of the abandonment of intellectual property rights that, in the reasonable good faith determination of the applicable Loan Party, are not material to the conduct of its business; and (i) dispositions that are not otherwise permitted under the foregoing provisions of this section 6.9, provided that (i) any such disposition is made for fair market value, (ii) no Event of Default shall exist at the time of, or after giving effect to, such disposition and (iii) the aggregate value of all assets disposed of pursuant to this section 6.9(i) during any fiscal year shall not exceed $2,000,000.
6.10 Subsidiaries. Permit any of the Loan Parties (other than the Borrower) to issue any Equity Interests, or any security or instrument convertible into Equity Interests, except to any of the other Loan Parties.
6.11 Total Liabilities to Tangible Net Worth Ratio. Permit the ratio of Total Liabilities to Tangible Net Worth to exceed 0.50:1.00 as of the last day of any fiscal quarter.
6.12 Unencumbered Liquidity; Debt Service Coverage Ratio. (a) Prior to the Debt Service Period, permit the average Unencumbered Liquidity to be less than (i) $20,000,000 during any period of three consecutive Business Days through and including June 2011 or (ii) $10,000,000 during any period of three consecutive Business Days thereafter and (b) during the Debt Service Period, permit the Debt Service Coverage Ratio to be less than 1.50:1.00 as of the last day of any fiscal quarter.
6.13 Transactions with Affiliates. Enter into or be a party to any transaction with any of its Affiliates that is not a Loan Party except as otherwise provided herein (including to consummate a Permitted Financing) or in the ordinary course of business and upon fair and reasonable terms which are no less favorable in any material respect than a comparable arm’s length transaction with an entity which is not an Affiliate, except for (a) any employment or severance agreement and any amendment thereto entered into in the ordinary course of business; (b) the payment of reasonable directors’ fees and benefits; (c) the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business; (d) non-interest bearing intercompany loans or other advances in the ordinary course of business and consistent with past practice permitted by section 6.7; (e) the payment of employee salaries, bonuses and employee benefits in the ordinary course of business; and (f) capital contributions made by the Borrower to, and loans constituting Subordinated Debt made by the Borrower to, any of the Loan Parties as set forth in 6.2 and 6.7.

6.14 Government Regulation. (a) Be or become subject at any time to any law, regulation or list of any government agency (including without limitation the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to any of the Loan Parties or from otherwise conducting business with any of the Loan Parties or (b) fail to provide documentary and other evidence of such Loan Party’s identity as may be requested by the Bank at any time to enable the Bank to verify such Loan Party’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31, U.S.C. Section 5318.
6.15 Rate Management Transactions. Enter into any Rate Management Transaction except (a) Rate Management Transactions entered into to hedge or mitigate risks to which any of the Loan Parties or any Subsidiary has actual exposure (other than those in respect of Equity Interest of any of the Loan Parties or any Subsidiary) and (b) Rate Management Transactions entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any of the Loan Parties or any Subsidiary.
7. Event of Default; Remedies.
7.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:
(a) Failure to Pay. (i) The Borrower fails to pay [a] principal on any Note when the same becomes due and payable, whether at a stated payment date, or a date fixed by the Borrower for prepayment or by acceleration, [b] any Reimbursement Obligation when due and payable or (ii) any of the Loan Parties fails to pay any interest or any fee or other amount payable hereunder, when the same becomes payable and such failure to timely pay interest, such fee or other amount continues uncured for a period of three Business Days; or
(b) Falsity of Representations and Warranties. Any representation or warranty made in any Loan Document is false in any respect (in the case of representations and warranties qualified by materiality, whether by reference to “material,” “in all material respects,” or “Material Adverse Effect” or similar terms or phrase) or is false in any material respect (in the case of all other representations and warranties) on the date as of which it is made or as of which the same is to be effective; or
(c) Breach of Covenants. Any of the Loan Parties fail to comply with any term, covenant or agreement contained in (i) sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.2, 5.3, 5.5, 5.6(a), 5.7, 5.8, 5.8 or 5.9 or any section of Article 6 hereof or (ii) any other section of Article 5 hereof and such failure continues for a period of 10 days after the earlier of (y)any of the Loan Parties should have known of such failure or (z) the date upon which written notice thereof is given to the Loan Parties Representative by the Bank; or

(d) Breach of Other Provisions. Any of the Loan Parties fail to comply with any other agreement contained herein and such default continues for a period of 30 days after written notice to the Loan Parties Representative from the Bank; or
(e) Default Under Other Agreements. Any of the Loan Parties or any Subsidiary (i) fails to pay when due any other Indebtedness for borrowed money or Contingent Obligation in respect thereof in an aggregate amount in excess of $1,000,000 issued or assumed by such Loan Party or such Subsidiary or (ii) fails to comply with the terms of any agreement executed in connection with such Indebtedness or Contingent Obligation and such default continues beyond any applicable cure period if the effect of such failure is (y) to cause, or permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or (z) to cause such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or
(f) Entry of Final Judgments. A final judgment, decree or arbitration award is entered against any of the Loan Parties or any Subsidiary which (i) would reasonably be expected to have a Material Adverse Effect or (ii) together with all unsatisfied final judgments, decrees and awards entered against all of the Loan Parties and all Subsidiaries, exceeds the sum of $1,000,000, and such judgment, decree or award shall remain unsatisfied or unstayed pending appeal for a period of 60 consecutive days after the entry thereof; or
(g) ERISA Liability. Any event in relation to any Plan which is reasonably expected to result in any of the occurrences set forth in section 3.11 above; or
(h) Default Under Other Loan Documents. An “Event of Default” (as defined therein) shall occur under any other Loan Document including the Loan Guaranty or any of the Loan Guarantors cease to exist or revokes or terminates its liability under the Loan Guaranty (except to the extent contemplated thereby) or any Person contests in any manner the validity or enforceability thereof or denies that any of the Loan Guarantors has any further liability or obligation thereunder; or
(i) Default Under Related Rate Management Transactions. The occurrence or existence of any default (subject to all applicable cure and grace periods), event of default, including a “Termination Event” or other similar condition or event (however described) with respect to any Related Rate Management Transactions; or
(j) Change in Control. a Change in Control shall occur; or
(k) Insolvency, Failure to Pay Debts or Appointment of Receiver, etc. Any of the Loan Parties becomes insolvent or the subject of state insolvency proceedings, fails generally to pay its debts as they become due or makes an assignment for the benefit of creditors generally; or voluntarily ceases to conduct business in the ordinary course (other than in a transaction permitted under this Agreement); or a receiver, trustee, custodian or other similar official is appointed for, or takes possession of any substantial part of the property of, any of the Loan Parties; or

(l) Subject of United States Bankruptcy Proceedings. The taking of action any of the Loan Parties to authorize such organization to become the subject of proceedings under the United States Bankruptcy Code (or the equivalent under any other jurisdiction where such Loan Party is organized or conducts business); or the execution by any of the Loan Parties of a petition to become a debtor under the United States Bankruptcy Code (or the equivalent under any other jurisdiction where such Loan Party is organized or conducts business); or the filing of an involuntary petition against any of the Loan Parties under the United States Bankruptcy Code (or the equivalent under any other jurisdiction where such Loan Party is organized or conducts business) which remains undismissed for a period of 60 days; or the entry of an order for relief under the United States Bankruptcy Code (or the equivalent under any other jurisdiction where such Loan Party is organized or conducts business) against any of the Loan Parties.
7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Bank shall have no obligation to make Loans and (a) as to an Event of Default described in sections 7.1(a) through 7.1(h), inclusive, the Bank may, at its option and without notice, terminate the Revolving Loan Commitment and declare the Loans then outstanding to be, and such Loans shall thereupon become, immediately due and payable, together with accrued interest thereon, and (b) as to an Event of Default described in sections 7.1(k) or 7.1(l), the Revolving Loan Commitment shall terminate, without any action on the part of the Bank and the Loans, without action on the part of the Bank or any notice or demand, shall become automatically due and payable, together with accrued interest thereon. Except as expressly provided otherwise in this Agreement or in any other Loan Document, presentment, demand, protest and notice of acceleration, nonpayment and dishonor are hereby expressly waived. Upon the occurrence and during the continuance of an Event of Default, the Bank may exercise any rights and remedies provided to the Bank under the Loan Documents or at law or in equity.
8. Guaranty.
8.1 Guaranty. Each of the Loan Guarantors hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Bank the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations (the “Guaranteed Obligations”). Each of the Loan Guarantors further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of the Bank that extended any portion of the Guaranteed Obligations.
8.2 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each of the Loan Guarantors waives any right to require the Bank to sue the Borrower or any of the other Loan Guarantors, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party” and collectively, the “Obligated Parties”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

8.3 No Discharge or Diminishment of Loan Guaranty.
(a) Except as otherwise provided for herein, the obligations of each of the Loan Guarantors hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower, any other of the Loan Guarantors or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding up, liquidation, reorganization or other similar proceeding affecting any of the Obligated Parties, or such Obligated Party’s property or any resulting release or discharge of any obligation of any of the Obligated Parties; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Bank or any other person, whether in connection herewith or in any unrelated transactions.
(b) The obligations of each of the Loan Guarantors hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any of the Obligated Parties, of the Guaranteed Obligations or any part thereof.
(c) Further, the obligations of any of the Loan Guarantors hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Bank to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations (other than any of the foregoing in which the Bank expressly modifies the obligations of any Loan Guarantor hereunder); (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower or of all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Bank with respect to any collateral securing any part of the Guaranteed Obligations (other than actions or failures to act by the Bank or any of its Affiliates constituting gross negligence or willful misconduct); or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any of the Loan Guarantors as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations or actions or failures to act by the Bank or any of its Affiliates constituting gross negligence or willful misconduct).
8.4 Defenses Waived. To the fullest extent permitted by applicable law, each of the Loan Guarantors hereby waives any defense based on or arising out of any defense of the Borrower or any of the Loan Guarantors or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any of the Loan Guarantors, other than the payment in full in cash of the Guaranteed Obligations or any defense arising from the gross negligence or willful misconduct of the Bank or any of its Affiliates. Without limiting the generality of the foregoing, each of the Loan Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any of the other Obligated Parties, or any other person. The Bank may, at its election, foreclose on any collateral securing the

Obligations held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any of the Obligated Parties or exercise any other right or remedy available to it against any of the Obligated Parties, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully paid in cash or to the extent the Bank or any of its Affiliates acts or fails to act in a manner constituting gross negligence or willful misconduct. To the fullest extent permitted by applicable law, each of the Loan Guarantors waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any of the Loan Guarantors against any of the Obligated Parties or any security.
8.5 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any of the Obligated Parties, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Bank hereunder, under the Loan Documents and under any agreement, document or instrument evidencing Related Rate Management Transactions.
8.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower, each of the Loan Guarantors’ obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Bank is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Bank.
8.7 Information. Each of the Loan Guarantors assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Loan Guarantors assumes and incurs under this Loan Guaranty, and agrees that the Bank shall not have any duty to advise any of the Loan Guarantors of information known to it regarding those circumstances or risks.
8.8 Termination. The Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any of the Loan Guarantors. Notwithstanding receipt of any such notice, each of the Loan Guarantors will continue to be liable to the Bank for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of the Guaranteed Obligations. Any Loan Guarantor’s liability under this Agreement (including, without limitation, under this Loan Guaranty) shall automatically cease if such Loan Guarantor ceases to be a Subsidiary as the result of a transaction or series of related transactions that are not prohibited by this Agreement, and the Bank agrees to deliver to the Borrower such instruments of release or other documentation as the Borrower may reasonably request to evidence any such cessation of liability.
All payments of the Guaranteed Obligations will be made giving effect to the section 2.13.

8.9 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any of the Loan Guarantors under this Loan Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This section with respect to the Maximum Liability of each of the Loan Guarantors is intended solely to preserve the rights of the Bank to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any of the Loan Guarantors hereunder shall not be rendered voidable under applicable law. Each of the Loan Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each of the Loan Guarantors without impairing this Loan Guaranty or affecting the rights and remedies of the Bank hereunder; provided that, nothing in this sentence shall be construed to increase any of the Loan Guarantors’ obligations hereunder beyond its Maximum Liability.
8.10 Contribution. In the event any of the Loan Guarantors (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each of the other Loan Guarantors (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this section 8.10, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any of the Loan Guarantors’ several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Bank and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

8.11 Liability Cumulative. The liability of each of the Loan Parties as one of the Loan Guarantors under this Article 8 is in addition to and shall be cumulative with all liabilities of each of the Loan Parties to the Bank under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
9. Miscellaneous.
9.1 Survival of Representations and Warranties. The representations and warranties contained in section 3 hereof and in the other Loan Documents shall survive closing and execution and delivery of the Notes.
9.2 Indemnification. Except as incurred as a result of the Bank’s willful misconduct or gross negligence, each of the Loan Parties agrees to defend, indemnify and hold harmless the Bank, its directors, officers, employees and agents from and against any and all loss, cost, expense or liability (including reasonable attorneys’ fees) incurred in connection with any and all claims or proceedings (whether brought by a private party or Governmental Authority) as a result of, or arising out of or relating to:
(a) bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any Hazardous Materials located on or migrating into, from or through property previously, now or hereafter owned or occupied by any of the Loan Parties, which the Bank may incur due to the making of the Loans, the exercise of any of its rights under the Collateral Documents, or otherwise;
(b) any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Loan; or
(c) the entering into, performance of and exercise of its rights under any Loan Document by the Bank.
This indemnity will survive foreclosure of any security interest or mortgage or conveyance in lieu of foreclosure and the repayment of the Notes and the discharge and release of any Collateral Documents.
Notwithstanding the foregoing, the foregoing indemnity shall not be available to the extent that such losses, costs, expenses or liabilities result from a claim brought by any of the Loan Parties against any indemnitee for breach of the Bank’s or its Affiliates’ respective obligations hereunder or under any other Loan Document, if the applicable Loan Party has obtained a final judgment in its favor on such claim as determined by a court or other tribunal of competent jurisdiction.
9.3 Expenses. Each of the Loan Parties agree, whether or not the transaction hereby contemplated shall be consummated, to pay on demand (accompanied by a reasonably detailed calculation of the amount demanded) (a) all out-of-pocket expenses incurred by the Bank in connection with the negotiation, execution, administration, amendment or enforcement of any Loan Document including the reasonable out-of-pocket fees and expenses of the Bank’s legal counsel, and (b) all out-of-pocket expenses, including the reasonable fees and expenses of the Bank’s legal counsel, incurred by the Bank in connection with any litigation, proceeding or dispute in any way related to this Agreement and the other Loan Documents. The Bank agrees to provide written notice to the Borrower at any time it has incurred amounts for which it will seek reimbursement under this section 9.3 in an aggregate amount exceeding $25,000; provided that failure to provide such notice shall not affect the obligations of the Loan Parties under this section 9.3. The obligations of each of the Loan Parties under this section 9.3 will survive payment of the Notes.

9.4 Notices. Except as otherwise expressly provided in this Agreement, all notices provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail transmission addressed as follows, or to such other address, facsimile number or e-mail address, as applicable, with respect to either party as such party shall notify the other in writing in accordance herewith; such notices shall be deemed given when received:
If to the Bank:
JPMorgan Chase Bank, N.A.
20935 Swenson Drive
Suite 400
Waukesha, WI 53186
Attention: Richard Bennett
Facsimile No.: (262) 798-7811
E-mail Address: richard.b.bennett@chase.com
If to the Loan Parties Representative:
Orion Energy Systems, Inc.
2001 Mirro Drive
Manitowoc, WI 54220
Attention: Scott Jensen, Chief Financial Officer
Facsimile No.: (920) 892-5455
E-mail Address: sjensen@oriones.com
With a copy (which shall not constitute notice) to:
Steven R. Barth
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Facsimile No.: (414) 297-4900
sbarth@foley.com
The Bank or the Loan Parties Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.5 Setoff. As security for payment of the Obligations, each of the Loan Parties grants to the Bank a security interest in and lien on any credit balance or other money now or hereafter owed such Loan Party by the Bank. In addition, each of the Loan Parties agrees that the Bank may, at any time after the occurrence and during the continuance of an Event of Default, without prior notice, set off against any such credit balance or other money all or any part of the Obligations, irrespective of whether the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees to provide prompt written notice of any such setoff to the Borrower, provided that any failure to give any such notice shall not invalidate the applicable setoff.
9.6 Participations. Each of the Loan Parties agree that the Bank may, at its option, sell to another financial institution or institutions participation interests in any Note and, in connection with each such sale and thereafter, disclose to the purchaser or prospective purchaser of each such interest financial and other information concerning such Loan Party (subject to such purchaser or prospective purchaser agreeing to treat such information as confidential as set forth in section 9.16). In the event of a sale by the Bank of a participating interest to a purchaser, (a) the Bank’s obligations hereunder shall remain unchanged for all purposes and the Bank shall remain solely responsible for the performance of such obligations, (b) each of the Loan Parties shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder, (c) all amounts payable by any of the Loan Parties shall be paid directly to the Bank, (d) the Bank shall not transfer or grant any participating interest under which the purchaser has the right to approve any amendment to, or any consent or waive with respect to, this Agreement or any of the other Loan Documents, except to (i) extend the final maturity date of the Loans hereunder in which such purchaser is participating, (ii) reduce the interest rate applicable to the Loans hereunder in which such purchaser is participating, (iii) release all or substantially all of the collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Loans hereunder in which such purchaser is participating, (iv) postpone the payment of, or reduce the amount of, the interest or fees payable to such purchaser through the Bank (other than a waiver of default interest) or (v) change the amount or due dates of scheduled principal repayments or prepayments or premiums and (e) all amounts payable by any of the Loan Parties hereunder shall (except as set forth below) be determined as if the Bank had not sold such participation. Each of the Loan Parties agree that if any portion of the Obligations are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each such purchaser shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest to the same extent as if the amount of its participating interest were owed directly to it. Each of the Loan Parties further agree that each such purchaser shall be entitled to the benefits of section 2.10(d) with respect to its participation in the Bank’s obligation to make Loans; provided that no such purchaser shall be entitled to receive any greater amount pursuant to that section than the Bank would have been entitled to receive if no such sale had occurred.
9.7 Titles. The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.
9.8 Severability. In case any provision or obligation under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.9 Parties Bound; Waiver. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor of any of the parties hereto; provided that none of the rights of any of the Loan Parties under this Agreement are assignable, and provided, further, that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (a) an Event of Default has occurred and is continuing at the time of such assignment, (b) such assignment is to an Affiliate of the Bank or (c) such assignment occurs with the sale of all or substantially all of the Bank’s assets. No delay on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, documents or agreement now existing or hereafter arising.
9.10 Governing Law. This Agreement is being delivered in and shall be deemed to be a contract governed by the laws of the State of Wisconsin and shall be interpreted and the rights and obligations of the parties hereunder enforced in accordance with the internal laws of that state without regard to the principles of conflicts of laws providing for the application of the laws of another jurisdiction.
9.11 Submission to Jurisdiction; Service of Process. ALL JUDICIAL PROCEEDINGS IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY OBLIGATIONS HEREUNDER OR THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF WISCONSIN LOCATED IN MILWAUKEE COUNTY. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE LOAN PARTIES IRREVOCABLY:
(a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS WITH RESPECT TO SUCH COURTS;
(c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE IN ACCORDANCE WITH SECTION 9.4;
(d) AGREES THAT SERVICE AS PROVIDED IN SECTION 9.11(c) IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND
(e) AGREES THAT THE BANK RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

9.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.13 Limitation of Liability. EACH OF THE LOAN PARTIES AND THE BANK HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM ANY OTHER PARTY HERETO IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES, OF WHATEVER NATURE, OTHER THAN ACTUAL DAMAGES.
9.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signatures pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart hereto by facsimile or by electronic transmission (e-mail) shall be as effective as delivery of an original executed counterpart.
9.15 Entire Agreement. This Agreement and the other Loan Documents shall constitute the entire agreement of the parties pertaining to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of the parties in connection therewith.

9.16 Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by Requirement of Law or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement for the benefit of the Borrower containing provisions substantially the same as those of this section, to (i) any assignee of or participant in, or any prospective assignee of or in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Rate Management Transaction relating to the Loan Parties and its obligations; (g) with the consent of the Loan Parties Representative; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this section or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their respective businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Loan Parties. The Bank shall be responsible for the failure of any of its Affiliates or its or its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors, to maintain the confidentiality of Information in accordance with this section 9.16. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
9.17 USA PATRIOT Act Notification. The following notification is provided to each of the Loan Parties pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product. What this means for the Loan Parties: When any of the Loan Parties opens an account, if an individual the Bank will ask for such Person’s name, taxpayer identification number, residential address, date of birth and other information that will allow the Bank to identify such Person, and if not an individual, the Bank will ask for such Loan Party’s name, taxpayer identification number, business address and other information that will allow the Bank to identify such Loan Party. The Bank may also act, if such Person is an individual, to see such Person’s driver’s license or other identifying documents and, if not an individual, to see such Loan Party’s legal organizational documents or other identifying documents.
9.18 Disclosure. Each of the Loan Parties and each Subsidiary hereby acknowledge and agree that the Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties or any Subsidiary and their respective Affiliates. Each of the Loan Parties agree that the Bank may provide any information or knowledge the Bank may have about such Loan Party or about any matter relating to this Agreement or the other Loan Documents to JPMorgan Chase & Co. or any of its subsidiaries or affiliates or their successors.
[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Credit Agreement as of the date first written above.

BANK: JPMORGAN CHASE BANK, N.A.
By:	/s/ Richard B. Bennett
Richard B. Bennett, Vice President

BORROWER: ORION ENERGY SYSTEMS, INC.
By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth, Chairman and
Chief Executive Officer
LOAN PARTIES: ORION ASSET MANAGEMENT, LLC
By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth, Manager

CLEAN ENERGY SOLUTIONS, LLC
By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth, Manager

GREAT LAKES ENERGY TECHNOLOGIES, LLC
By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth, Manager
Signature Page to Credit Agreement

EXHIBIT A

Form of Revolving Note

$15,000,000	Milwaukee, Wisconsin
[_________ __], 2010
FOR VALUE RECEIVED, on or before the Revolving Note Maturity Date (as defined in the Credit Agreement referred to below) the undersigned, ORION ENERGY SYSTEMS, INC., a Wisconsin corporation (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”) the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000), or such lesser principal amount as is shown to be outstanding according to the records of the Bank, which shall be conclusive absent demonstrable error, together with interest on the principal balance outstanding from time to time at such rates and payable at such times as set forth in the Credit Agreement referred to below.
Payments of both principal and interest are to be made in immediately available funds in lawful currency of the United States of America at the office of the Bank, 20935 Swenson Drive, Suite 400, Waukesha, Wisconsin 53186, or at any other office of the Bank designated by the Bank.
This Note is the Revolving Note issued by the Borrower pursuant to that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Loan Parties (as defined therein) and the Bank.
Reference is made to the Credit Agreement for rights and obligations as to prepayment and acceleration of maturity.
The undersigned agrees to pay all costs of collection, including reasonable attorneys’ fees as set forth in section 9.3 of the Credit Agreement.

ORION ENERGY SYSTEMS, INC.
By:
Name:
Title:

A-1

EXHIBIT B
Form of Financial Covenant Compliance Certificate
JPMorgan Chase Bank, N.A.
20935 Swenson Drive
Suite 400
Waukesha, WI 53186
Attention: Richard B. Bennett, Vice President
Dear Sir or Madam:
This Certificate is furnished to you pursuant to Section 5.1(c) of the Credit Agreement (the “Agreement”) dated as of _________ __, 2010 by and among the Loan Parties and you (the “Bank”) concurrently with the delivery of the financial statements required pursuant to Sections 5.1(a) and 5.1(b), as applicable, of the Agreement. Capitalized terms not otherwise defined in this Certificate have the meanings assigned in the Agreement.
The Loan Parties Representative hereby certifies to the Bank that:
1. No Default or Event of Default has occurred and is continuing, except as described in Attachment 1 hereto (if applicable);
2. The computations set forth on the attached worksheet are true and correct as of (insert date of quarter end)1 (the “Computation Date”); and
3. There have been no material changes in accounting policies or financial reporting of the Company or any of its Subsidiaries since the date of the last compliance certificate delivered to you except as described in Attachment 2 hereto (if applicable).
Dated ________, 20__.

ORION ENERGY SYSTEMS, INC.
By:
Name:
Title:

[1]	The last day of the accounting period for which statements are being concurrently delivered.

B-1

EXHIBIT C
Form of Borrowing Base Certificate
JPMorgan Chase Bank, N.A.
20935 Swenson Drive
Suite 400
Waukesha, WI 53186
Attention: Richard B. Bennett, Vice President
Dear Sir or Madam:
This Certificate is furnished to you pursuant to Section 5.1(d) of the Credit Agreement (the “Agreement”) dated as of ________ __, 2010 by and among the Loan Parties and you (the “Bank”). Capitalized terms not otherwise defined in this Certificate have the meanings assigned in the Agreement.
The Loan Parties Representative hereby certifies to the Bank that the worksheet attached hereto is a true and correct calculation of the Borrowing Base Availability as of ________.
Dated as of ________, 20___.

ORION ENERGY SYSTEMS, INC.
By:
Name:
Title:

C-1

SCHEDULE 1
Existing Liens
1. Liens in favor of Hometown Bank securing the Indebtedness described on Schedule 6.2, which are subject to the Intercreditor Agreement with Hometown Bank.
2. Liens in favor of Wisconsin Department of Commerce securing the Indebtedness described on Schedule 6.2, which are subject to the Intercreditor Agreement with Wisconsin Department of Commerce.
3. Liens in favor of City of Manitowoc securing the Indebtedness described on Schedule 6.2, which are subject to the Intercreditor Agreement with City of Manitowoc.

S1-1

SCHEDULE 3.1
Subsidiaries

	Jurisdiction of	Authorized and Outstanding	Percent of Shares
Entity	Organization	Shares[1]	Owned by Borrower
Borrower	Wisconsin	Authorized:	N/A
		230,000,000 consisting of
		200,000,000 common stock and
		30,000,000 preferred stock

		Outstanding:
		22,591,811 common stock
		0 preferred stock
OAM	Wisconsin	N/A	100%
CES	Wisconsin	N/A	100%
GLET	Wisconsin	N/A	100%

[1]	As of June 9, 2010

S3.1-1

SCHEDULE 3.4
Litigation
Incorporated herein by reference to Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2010 (File No. 333-145569).

S3.4-1

SCHEDULE 3.5
Restricted Payments
None.

S3.5-1

SCHEDULE 3.14
Environmental Matters
None.

S3.14-1

SCHEDULE 6.2
Indebtedness

Approximate Principal Amount
Lender	as of May 31, 2010

Hometown Bank (term loan agreement)	$1,893,252.25

Hometown Bank (SBA 404 loan)	$840,801.63

Wisconsin Department of Commerce	$348,809.71

City of Manitowoc	$541,178.65

S6.2-1

SCHEDULE 6.3
Contingent Obligations
None.

S6.3-1

SCHEDULE 6.7
Investments

Northland Capital Financial Services LLC	$206,000

S6.7-1